--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                   -----------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): APRIL 28, 2003

                   -----------------------------------------

                             OXFORD INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           GEORGIA                     001-04365                58-0831862
(STATE OR OTHER JURISDICTION OF   (COMMISSION FILE NO.)       (IRS EMPLOYER
         INCORPORATION)                                   IDENTIFICATION NUMBER)

                  222 PIEDMONT AVENUE NE, ATLANTA GEORGIA 30308
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                 (404) 659-2424
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                      NONE
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT.)

--------------------------------------------------------------------------------

ITEM 5. OTHER

       Oxford Industries, Inc. ("Oxford") previously announced its proposed acquisition of Viewpoint International, Inc. (which acquisition is subject to a number of conditions), and is filing the following information:

       In this current report, the term "last twelve months" refers to:

       - in the case of Oxford, the twelve months ended February 28, 2003;

       - in the case of Viewpoint, the twelve months ended December 31, 2002;
         and

       - in the case of our pro forma results, a combination of data derived in accordance with the preceding two bullet points.

       In this current report, "comparable store sales" presented for any period includes sales by any store that has been open for at least 14 months at any time during the period presented (comparing sales for the period after such 14 months to sales during the comparable portion of the prior period).

                            FUTURE OPERATING RESULTS

       The apparel market remains highly competitive and continues to benefit the consumer, who enjoys a wide choice of apparel at deflating prices. This high level of competition is the result of continued excess worldwide manufacturing capacity and the search by manufacturers and retailers for low-cost production sources around the globe.

       Uncertainties regarding the future retail environment that may affect us include continued excessive retail floor space per customer, constant heavy discounting at the retail level, deflation in wholesale and retail apparel prices and continued growth in direct importing by retailers. Economic uncertainties, global terrorism, stock market losses, layoffs, rising consumer debt and falling consumer savings rates have taken their toll on consumer spending. It is unclear whether consumer spending can maintain its current pace.

       In August 2002, President Bush signed into law the Trade Act of 2002. The Trade Act contains numerous provisions, two of which are especially relevant for the Company. First, the so called "trade promotion authority" provisions which permit the President to negotiate trade agreements that are then subject to a simple yes or no approval vote by Congress without amendment. This authority is crucial to the negotiation of any future trade agreements similar to NAFTA. The extension of this authority to the President may result in future trade agreements, such as the proposed Free Trade of the Americas Agreement, that may impact our future sourcing strategy. Second, the Trade Act includes the Andean Trade Promotion and Drug Eradication Act (ATPDEA) that provides for duty free treatment of qualifying apparel products produced in Bolivia, Colombia, Ecuador and Peru. Importantly, ATPDEA provides benefits to products made from U.S. fabrics as well as Andean fabrics. The ATPDEA is likely to enhance the competitiveness of our well-established manufacturing and sourcing operations in the Andean region.

       In light of the current economic and political uncertainties as well as the sluggish and deflationary retail environment, we have approached the fourth quarter of fiscal 2003 with a measure of caution and conservatism. Compared to our strong fourth quarter in fiscal 2002, we expect sales to be moderately lower in the fourth quarter of fiscal 2003 reflecting the early shipment of Spring merchandise in the third quarter and the deferral of some transition season merchandise into the first quarter of next year. The fourth quarter of fiscal 2002 included a LIFO credit of $0.10 per share due to the liquidation of LIFO inventory layers. This credit is not expected to recur in the fourth quarter of fiscal 2003. Consequently, we expect diluted earnings per share to be modestly lower in the fourth quarter of fiscal 2003 compared to the fourth quarter of fiscal 2002.

            SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA -- OXFORD

                                                                          TWELVE
                                                                       MONTHS ENDED
                                                                     FEBRUARY 28, 2003
                                                               -----------------------------
                                                               (IN THOUSANDS, EXCEPT RATIOS)
PRO FORMA FINANCIAL DATA(1):
Pro forma net sales.........................................            $1,076,544
Pro forma EBITDA............................................            $   97,050
Pro forma net cash provided by operating activities.........            $     48.3
Ratio of pro forma net debt to pro forma EBITDA(2)..........                   2.5x
Ratio of pro forma EBITDA to pro forma interest expense.....                   4.0x

(1) The pro forma financial data give effect to the offering of $175 million of notes, borrowings under our new senior secured revolving credit facility and our acquisition of Viewpoint as if they occurred on March 2, 2002. The pro forma financial data presented have been prepared by Oxford on the same basis as the pro forma financial statements included in this current report under "Unaudited Pro Forma Consolidated Financial Information."

(2) Net debt reflects total debt at period end less cash and cash equivalents at period end.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

GENERAL

       The unaudited pro forma combined statement of earnings for the year ended May 31, 2002 gives effect to the following events as if each had occurred on June 2, 2001 (with respect to Oxford) and April 1, 2001 (with respect to Viewpoint). The unaudited pro forma combined statement of earnings for the nine months ended February 28, 2003 gives effect to the following events as if each had occurred on June 1, 2002 (with respect to Oxford) and April 1, 2002 (with respect to Viewpoint). The unaudited pro forma balance sheet gives effect to the following events as if each had occurred on February 28, 2003:

       - the issuance of $175 million of notes;

       - the acquisition of Viewpoint;

       - borrowings under our new senior secured revolving credit facility, as necessary to consummate the acquisition of Viewpoint and repay all amounts due under notes payable related to our accounts receivable securitization facility; and

       - the issuance to Viewpoint stockholders of 388,200 shares of our common stock (with a market value of $10.0 million).

       The acquisition of Viewpoint will be accounted for using the purchase method of accounting. The fair value of Viewpoint's assets and related liabilities are based on preliminary estimates. Additional analysis will be required to determine the fair value of Viewpoint's assets and liabilities, primarily with respect to inventory, property, plant and equipment, intangible assets and certain assumed liabilities. Viewpoint's accounts will change from the amounts shown based on the valuations. The final allocation of the acquisition consideration may result in significant differences from the pro forma amounts reflected in the unaudited pro forma combined financial statements.

       The unaudited pro forma combined financial statements are based on assumptions that we believe are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of our future financial position or results of operations or of the financial positions or results of operations that would have actually occurred had the acquisition of Viewpoint taken place as of the dates or for the periods presented.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

                                                                                                  PRO FORMA
                                             OXFORD             VIEWPOINT                          COMBINED
                                           YEAR ENDED          YEAR ENDED         PRO FORMA       YEAR ENDED
                                          MAY 31, 2002       MARCH 31, 2002      ADJUSTMENTS     MAY 31, 2002
                                        ----------------   -------------------   -----------     ------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.............................     $  677,264           $284,953          $     --        $  962,217
Cost of goods sold....................        544,016            138,503                --           682,519
                                           ----------           --------          --------        ----------
Gross profit..........................        133,248            146,450                --           279,698
Licensing revenue.....................             --              2,434                --             2,434
Selling, general and administrative...        115,729            103,909            (3,051)(1)       216,587
                                           ----------           --------          --------        ----------
Earnings before interest and taxes....         17,519             44,975             3,051            65,545
Other expense.........................             --                277                --               277
Interest expense, net.................            243              7,517            19,725(2)         27,485
Minority interest in net loss of
  subsidiaries........................             --                 87                --                87
                                           ----------           --------          --------        ----------
Earnings before income taxes..........         17,276             37,268           (16,674)           37,870
Income taxes..........................          6,704             13,350            (6,470)(3)        13,584
                                           ----------           --------          --------        ----------
Net earnings..........................     $   10,572           $ 23,918          $(10,204)       $   24,286
                                           ==========           ========          ========        ==========
PRO FORMA EARNINGS PER SHARE
Basic.................................     $     1.41                                             $     3.05
Diluted...............................     $     1.40                                             $     3.03
PRO FORMA SHARES OUTSTANDING
Basic.................................      7,493,678                              459,982(4)      7,953,660
Diluted...............................      7,549,277                              459,982(4)      8,009,259

  See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

                                                                                                   PRO FORMA
                                                                                                    COMBINED
                                              OXFORD             VIEWPOINT                            NINE
                                           NINE MONTHS          NINE MONTHS                          MONTHS
                                              ENDED                ENDED                             ENDED
                                           FEBRUARY 28,        DECEMBER 31,        PRO FORMA      FEBRUARY 28,
                                               2003                2002           ADJUSTMENTS         2003
                                         ----------------   -------------------   -----------     ------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales..............................     $  566,529           $225,454          $     --        $  791,983
Cost of goods sold.....................        447,968            110,893                --           558,861
                                            ----------           --------          --------        ----------
Gross profit...........................        118,561            114,561                --           233,122
Licensing revenue......................             --              2,732                --             2,732
Selling, general and administrative....         92,462             85,564                --           178,026
                                            ----------           --------          --------        ----------
Earnings before interest and taxes.....         26,099             31,729                --            57,828
Other (income).........................             --               (385)               --              (385)
Interest expense, net..................            149              4,613            13,925(5)         18,687
Minority interest in net loss of
  subsidiaries.........................             --                 52                --                52
                                            ----------           --------          --------        ----------
Earnings before income taxes...........         25,950             27,553           (13,925)           39,578
Income taxes...........................         10,250              9,187            (5,500)(6)        13,937
                                            ----------           --------          --------        ----------
Net earnings...........................     $   15,700           $ 18,366          $ (8,425)       $   25,641
                                            ==========           ========          ========        ==========
PRO FORMA EARNINGS PER SHARE
Basic..................................     $     2.09                                             $     3.26
Diluted................................     $     2.08                                             $     3.24
PRO FORMA SHARES OUTSTANDING
Basic..................................      7,516,526                              350,140(7)      7,866,666
Diluted................................      7,557,633                              350,140(7)      7,907,773

  See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                                                              PRO FORMA
                                       OXFORD             VIEWPOINT        PRO FORMA          COMBINED
                                  FEBRUARY 28, 2003   DECEMBER 31, 2002   ADJUSTMENTS     FEBRUARY 28, 2003
                                  -----------------   -----------------   -----------     -----------------
                                                           (DOLLARS IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents.....      $  6,526            $  7,247         $     --           $ 13,773
  Receivables...................       149,880              27,632               --            177,512
  Inventories...................        98,885              40,230               --            139,115
  Other Current Assets..........         9,515               7,222               --             16,737
                                      --------            --------         --------           --------
     Total current assets.......      $264,806            $ 82,331         $     --           $347,137
Property, plant and equipment...        23,573              25,327               --             48,900
Other assets....................         3,897               4,622             (552)(8)          7,967
Intangible assets, net..........         5,839               5,537          174,890(9)         186,266
Deferred financing costs, net...            --                 696           12,325(10)         13,021
                                      --------            --------         --------           --------
     Total Assets...............      $298,115            $118,513         $186,663           $603,291
                                      ========            ========         ========           ========

LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current Liabilities:
  Notes payable.................      $ 10,000            $  5,803         $(15,803)(11)      $     --
  Senior credit facility........                                             84,856(12)         84,856
  Trade accounts payable........        58,758              31,905               --             90,663
  Current maturities of
     long-term debt.............           128               7,589           (7,589)(13)           128
  Accrued compensation..........        19,208                  --               --             19,208
  Other accrued expenses........        19,231              13,460             (861)(14)        31,830
                                      --------            --------         --------           --------
     Total current
       liabilities..............      $107,325            $ 58,757         $ 60,603           $226,685
Long-term debt, less current
  maturities....................            29              16,427          (16,427)(15)            29
Notes payable to shareholders...            --              26,114          (26,114)(16)            --
Notes offered hereby............            --                  --          175,000(17)        175,000
Other noncurrent liabilities....         4,500               2,251           (1,452)(18)         5,299
Minority interest...............            --                  17               --                 17
Stockholders' equity
  Common stock..................         7,520                   4              428(19)          7,952
  Additional paid in capital....        14,705              29,714          (20,146)(20)        24,273
  Retained earnings.............       164,036              85,430          (85,430)(21)       164,036
  Treasury stock................            --            (100,201)         100,201(22)             --
                                      --------            --------         --------           --------
Total stockholders' equity......       186,261              14,947           (4,947)           196,261
                                      --------            --------         --------           --------
Total Liabilities and
  Stockholders' Equity..........      $298,115            $118,513         $186,721           $603,291
                                      ========            ========         ========           ========

  See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

YEAR ENDED MAY 31, 2002 UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

 (1) Reflects the elimination of $1.0 million of financing costs under our accounts receivable securitization facility, which will be repaid in connection with entering into our new senior secured revolving credit facility, and the elimination of $2.0 million of our goodwill to reflect the pro forma adoption on June 2, 2001 of SFAS 142. SFAS 142 requires that goodwill, including previously existing goodwill and intangible assets with indefinite useful lives not be amortized, but instead tested for impairment at the adoption and at least annually thereafter.

 (2) Reflects the adjustment of interest expense to give effect to (i) borrowings under our new senior secured revolving credit facility, (ii)the issuance of $175 million of notes, (iii) amortization of debt issuance costs and (iv) the elimination of Viewpoint's interest expense. Debt issuance costs are amortized on a straight line method which approximates an effective interest method over the terms of the related debt facilities.

 (3) Tax effects of the pro forma adjustments have been calculated based on our statutory rate of 38.8% during the period presented.

 (4) Reflects the issuance of 459,982 shares of our common stock with a total market value of $10.0 million, based on a market price of $21.74. The price per share reflects the average high and low trading prices of our stock for the ten trading days prior to the beginning of our fiscal year ended May 31, 2002.

NINE MONTHS ENDED FEBRUARY 28, 2003 UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

 (5) Reflects the adjustment of interest expense to give effect to (i) borrowings under our new senior secured revolving credit facility, (ii) the issuance of $175 million of notes, (iii) amortization of debt issuance costs of $1.7 million and (iv) the elimination of Viewpoint's interest expense. Debt issuance costs are amortized on a straight line method which approximates an effective interest method over the terms of the related debt facilities.

 (6) Tax effects of the pro forma adjustments have been calculated based on our statutory rate of 39.5% during the period presented.

 (7) Reflects the issuance of 350,140 shares of our common stock with a total market value of $10.0 million, based on a market price of $28.56. The price per share reflects the average high and low trading prices of our stock for the ten trading days prior to the beginning of the nine months ended February 28, 2003.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF FEBRUARY 28, 2003

 (8) Reflects the deferred tax effect of the pro forma adjustments.

 (9) Our acquisition of Viewpoint will be accounted for by the purchase method of accounting, pursuant to which the acquisition consideration is allocated among the acquired tangible and intangible assets and assumed liabilities in accordance with their estimated fair values on the date of acquisition. The acquisition consideration and estimated allocation of the acquisition consideration, which does not reflect up to $75.0 million of potential contingent consideration, are as follows (dollars in thousands):

      Acquisition consideration:
         Cash consideration.....................................   $240,000
         Estimated working capital adjustment to cash
          consideration.........................................     (5,700)
         Fair value of shares of common stock issued............     10,000
         Transaction related fees...............................      2,535
                                                                   --------
         Total acquisition consideration........................   $246,835
                                                                   ========
      Allocation of acquisition consideration:
         Net assets of Viewpoint based on historical carrying
          amounts as of December 31, 2002.......................   $ 14,947
         Existing Viewpoint indebtedness to be repaid by
          Viewpoint stockholders at closing.....................     55,933
         Accrued interest expense on Viewpoint's debt included
          in accrued liabilities to be funded by Viewpoint
          stockholders at closing (Note 14).....................        861
         Increase (decrease) in net assets to reflect estimated
          fair value adjustments under the purchase method of
          accounting:
         Elimination of Viewpoint deferred financing costs (Note
          10)...................................................       (696)
         Deferred rent (Note 18)................................      1,452
         Deferred tax effect of the pro forma adjustments (Note
          8)....................................................       (552)
         Elimination of Viewpoint's existing goodwill of $5.5
          million and the estimated increase in intangible
          assets of $180.0 million related to the acquisition...    174,890
                                                                   --------
                                                                   $246,835
                                                                   ========

(10) Reflects estimated financing fees and expenses related to the notes and our new senior secured revolving credit facility, which will be capitalized and amortized over their respective terms, and the elimination of $696,000 of unamortized deferred financing costs related to Viewpoint debt that will be repaid at closing from the cash consideration.

(11) To eliminate our short term debt and Viewpoint's short term debt.

(12) To reflect borrowings under our new senior secured revolving credit facility simultaneous with our acquisition of Viewpoint.

(13) To eliminate Viewpoint's current maturities of long-term debt.

(14) To eliminate the accrued interest on Viewpoint's debt.

(15) To eliminate Viewpoint's long term debt.

(16) To eliminate Viewpoint's notes payable to shareholders.

(17) To reflect the notes to be issued in this offering.

(18) To eliminate Viewpoint's deferred rent.

(19) To eliminate Viewpoint's common stock and to record the issuance of 431,648 shares of Oxford's common stock based on a market price of $23.167 per share at $1 par value and the associated paid in capital. The price per share reflects the average high and low trading prices of our stock for the ten days prior to the beginning of the nine months ended February 28, 2003.

(20) To eliminate Viewpoint's additional paid in capital of $29.7 million and to record $9.6 million in paid in capital for the issuance of 431,648 shares of our common stock.

(21) To eliminate the retained earnings of Viewpoint.

(22) To eliminate Viewpoint's treasury stock.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                     OXFORD

       The following selected consolidated financial data as of and for the fiscal years ended May 29, 1998, May 28, 1999, June 2, 2000, June 1, 2001 and May 31, 2002 have been derived from our audited consolidated financial statements, which have been audited by Arthur Andersen LLP as of and for the fiscal years ended May 29, 1998, May 28, 1999, June 2, 2000 and June 1, 2001 and by Ernst & Young LLP as of and for the fiscal year ended May 31, 2002. The selected consolidated financial data for the nine months ended March 1, 2002 and February 28, 2003 and the twelve months ended February 28, 2003 have been derived from our unaudited consolidated financial statements and, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for those periods. Our results of operations for the nine months ended February 28, 2003 may not be indicative of results that may be expected for the full year. In addition, our results of operations for the twelve months ended February 28, 2003 are not indicative of our results for fiscal 2003 (in particular, we expect our fiscal 2003 results to be moderately lower than our last twelve months results). You should read the information set forth below in conjunction with "Future Operating Results" above and "Unaudited Pro Forma Consolidated Financial Information" included elsewhere in this current report, as well as our consolidated financial statements and related notes.

                                                                                     NINE MONTHS ENDED          TWELVE
                                              FISCAL YEAR                         ------------------------   MONTHS ENDED
                         -----------------------------------------------------    MARCH 1,    FEBRUARY 28,   FEBRUARY 28,
                           1998       1999       2000       2001        2002        2002          2003           2003
                         --------   --------   --------   --------    --------    --------    ------------   ------------
                                                          (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF INCOME
  DATA:
Net sales..............  $774,518   $862,435   $839,533   $812,495    $677,264    $485,553      $566,529       $758,240
Cost of goods sold.....   619,690    698,170    685,841    663,484     544,016     392,776       447,968        599,208
Selling, general and
  administrative
  expenses.............   111,041    116,284    112,056    119,390     115,729      84,724        92,462        123,467
Interest expense,
  net..................     3,421      4,713      3,827      4,870         243          77           149            315
Earnings before income
  taxes................    40,366     43,268     37,809     24,751      17,276       7,976        25,950         35,250
Income taxes...........    15,743     16,875     14,368      9,405       6,704       3,031        10,250         13,923
Net earnings...........    24,623     26,393     23,441     15,346      10,572       4,945        15,700         21,327
BALANCE SHEET DATA (AT
  PERIOD END):
Cash and cash
  equivalents..........  $ 10,069   $ 11,077   $  8,625   $ 10,185    $ 17,591    $  4,610      $  6,526       $  6,526
Total assets...........   311,490    335,322    336,566    263,240(1)  250,513     268,880       298,115        298,115
Total debt, including
  current maturities...    53,377     74,040     59,218        662(1)      394      26,993        10,157         10,157
Stockholders' equity...   159,769    154,351    164,314    168,940     175,201     171,103       186,261        186,261
OTHER FINANCIAL DATA:
Capital expenditures...  $  8,801   $  7,063   $  5,927   $  4,332    $  1,528    $    981      $  1,410       $  1,957
Depreciation and
  amortization.........     8,107      8,933      9,393      9,249       8,888       6,445         4,484          6,927
Net cash provided by
  (used in) operating
  activities...........    16,157     39,493     34,618     74,393(1)   12,387(1)  (28,395)(1)    (15,377)       25,405
EBITDA(2)..............    51,894     56,914     51,029     38,870      26,407      14,498        30,583         42,492
Ratio of earnings to
  fixed charges(3).....       8.2x       6.8x       6.8x       4.3x        6.4x        4.0x         21.0x          20.1x

---------------

(1) Net cash provided by (used in) operating activities was impacted by the previous off-balance sheet treatment of our accounts receivable securitization facility. Upon creation of the $90 million accounts receivable securitization facility in May 2001, approximately $131.4 million of receivables were sold or contributed to a non-consolidated subsidiary. In January 2002, we amended the facility in order to consolidate the subsidiary on-balance sheet. If the accounts receivable securitization facility had not been treated as off-balance sheet, each of total assets and total debt would have increased by $56.0 million at June 1, 2001 to $319.2 million and $56.7 million, respectively, and net cash provided by operating activities would have decreased by $56.0 million to $18.4 million for fiscal 2001. Net cash provided by operating activities would have increased by $56.0 million to $68.4 million for fiscal 2002 and $27.6 million for the nine months ended March 1, 2002.

(2) EBITDA represents net earnings plus net interest expense, income taxes, depreciation and amortization. We have presented EBITDA, a non-GAAP measure, because we believe that it is a widely accepted financial indicator of a company's ability to service indebtedness and is used by investors and analysts to evaluate companies in our industry. EBITDA will also be used as a measure for certain covenants under our new senior secured revolving credit facility and the indenture governing the notes. However, EBITDA:

        - is not a measure of operating performance computed in accordance with GAAP;

        - does not represent net income or cash flow from operations as defined by GAAP;

        - should not be considered as an alternative to operating income, net income, cash flows from operating activities prepared in conformity with GAAP;

        - is not necessarily indicative of cash available to fund our cash flow needs; and

        - should not be construed as a measure of our operating performance, profitability or liquidity.

     EBITDA as calculated by us may not be necessarily comparable to similarly titled measures reported by other companies.

     The following table reconciles EBITDA to our statement of earnings for the periods presented:

                                                                                       NINE MONTHS ENDED         TWELVE
                                                  FISCAL YEAR                       -----------------------   MONTHS ENDED
                              ---------------------------------------------------   MARCH 1,   FEBRUARY 28,   FEBRUARY 28,
                               1998      1999        2000        2001      2002       2002         2003           2003
                              -------   -------   -----------   -------   -------   --------   ------------   ------------
                                                                     (IN THOUSANDS)
    Net earnings............  $24,623   $26,393     $23,441     $15,346   $10,572   $ 4,945      $15,700        $21,327
    Interest expense, net...    3,421     4,713       3,827       4,870       243        77          149            315
    Income taxes............   15,743    16,875      14,368       9,405     6,704     3,031       10,250         13,923
    Depreciation and
      amortization..........    8,107     8,933       9,393       9,249     8,888     6,445        4,484          6,927
                              -------   -------     -------     -------   -------   -------      -------        -------
    EBITDA..................  $51,894   $56,914     $51,029     $38,870   $26,407   $14,498      $30,583        $42,492
                              =======   =======     =======     =======   =======   =======      =======        =======

     The following table sets forth certain charges and costs incurred by us during the periods presented:

                                                                                     NINE MONTHS ENDED         TWELVE
                                                    FISCAL YEAR                   -----------------------   MONTHS ENDED
                                     ------------------------------------------   MARCH 1,   FEBRUARY 28,   FEBRUARY 28,
                                      1998      1999     2000    2001     2002      2002         2003           2003
                                     -------   -------   ----   ------   ------   --------   ------------   ------------
                                                                       (IN THOUSANDS)
    Plant closures(a)..............  $    --   $    --   $401   $  237   $2,609    $2,230       $   --         $  379
    Write-off of Kmart
      receivables..................       --        --     --       --    2,401     1,701           --            700
    Charitable donation of
      product......................       --        --     --    1,556       --        --           --             --
    Interest on accounts receivable
      securitization facility(b)...       --        --     --       --    1,030     1,030           --             --
    Viewpoint acquisition
      expenses.....................       --        --     --       --       --        --        1,061          1,061
                                     -------   -------   ----   ------   ------    ------       ------         ------
    Total..........................  $    --   $    --   $401   $1,793   $6,040    $4,961       $1,061         $2,140
                                     =======   =======   ====   ======   ======    ======       ======         ======

       ----------------------

       (a) Oxford has additional plants which it may choose to close in the future.
       (b) Under the accounting treatment for our accounts receivable securitization facility, a portion of the interest expense was included in selling, general and administrative expenses.

(3) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges include:

        - interest expense, whether expensed or capitalized;

        - amortization of debt issuance cost; and

        - the portion of rental expense representative of the interest factor.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                   VIEWPOINT

       The following selected consolidated financial data of Viewpoint as of and for the fiscal years ended March 31, 1998, 1999, 2000, 2001 and 2002 have been derived from its audited consolidated financial statements, which have been audited by Mahoney Cohen & Company, CPA, P.C. The selected consolidated financial data for the nine months ended December 31, 2001 and December 31, 2002 and for the twelve months ended December 31, 2002 have been derived from Viewpoint's unaudited consolidated financial statements and, in Viewpoint's opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for those periods. Viewpoint's results of operations for the nine months ended December 31, 2002 and for the twelve months ended December 31, 2002 may not be indicative of results that may be expected for the fiscal year ended March 31, 2003. You should read the information set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Viewpoint," Viewpoint's consolidated financial statements and related notes and "Unaudited Pro Forma Consolidated Financial Information" included elsewhere in this current report.

                                                                                           NINE MONTHS ENDED           TWELVE
                                                    FISCAL YEAR                       ---------------------------   MONTHS ENDED
                                ---------------------------------------------------   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                  1998      1999       2000       2001       2002         2001           2002           2002
                                --------   -------   --------   --------   --------   ------------   ------------   ------------
                                                                         (IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net sales.....................  $ 53,792   $82,371   $147,599   $254,466   $284,953     $192,103       $225,454       $318,304
Cost of goods sold............    34,551    47,076     79,354    134,789    138,503       92,524        110,893        156,872
Licensing income..............         0         0        536      1,234      2,434        1,682          2,732          3,484
Operating expenses............    16,150    26,312     47,442     79,097    103,909       74,615         85,564        114,858
Interest expense, net.........       785       962      1,535      2,725      7,517        5,816          4,613          6,314
Other expenses (income).......       (23)       16       (116)      (112)       277          192           (385)          (300)
Income before income taxes and
  minority interests..........     2,329     8,005     19,920     39,201     37,181       20,638         27,501         44,044
Income taxes..................     1,050     3,437      6,553     14,665     13,350        7,242          9,187         15,295
Minority interests in net loss
  (income) of subsidiaries....       (79)     (552)      (893)      (512)        87           55             52             84
Net income....................     1,200     4,016     12,474     24,024     23,918       13,451         18,366         28,833
BALANCE SHEET DATA (AT PERIOD
  END):
Cash and cash equivalents.....  $  1,504   $   162   $  7,186   $  6,093   $  2,620     $  3,331       $  7,247       $  7,247
Total assets..................    24,763    43,747     77,953    122,454    116,100       97,613        118,513        118,513
Total debt, including current
  maturities..................    12,357    19,562     27,146    108,032     88,188       80,033         55,933         55,933
Stockholders' equity
  (deficiency)................     4,520     8,536     21,010    (24,723)    (3,419)     (13,886)        14,947         14,947
OTHER FINANCIAL DATA:
Capital expenditures..........  $    715   $ 7,053   $  2,714   $  9,517   $  6,118     $  5,342       $  9,734       $ 10,510
Depreciation and
  amortization................       584     1,103      1,716      2,739      3,841        2,830          3,105          4,116
Net cash provided by (used in)
  operating activities........   (10,018)   (2,449)       719     23,142     20,475       27,429         39,765         32,811
EBITDA(1).....................     3,619     9,518     22,278     44,153     48,626       29,339         35,271         54,558

---------------

(1) EBITDA represents net income plus net interest expense, income taxes, depreciation and amortization. We have presented EBITDA, a non-GAAP measure, because we believe that it is a widely accepted financial indicator of a company's ability to service indebtedness, and is used by investors and analysts to evaluate companies in Viewpoint's industry. EBITDA will also be used as a measure for certain covenants under our new senior secured revolving credit facility and the indenture governing the notes. However,
    EBITDA:

         - is not a measure of operating performance computed in accordance with GAAP;

         - does not represent net income or cash flow from operations as defined by GAAP;

         - should not be considered as an alternative to operating income, net income, cash flows from operating activities prepared in conformity with GAAP;

         - is not necessarily indicative of cash available to fund Viewpoint's cash flow needs; and

         - should not be construed as a measure of Viewpoint's operating performance, profitability or liquidity.

     EBITDA as calculated by Viewpoint may not be necessarily comparable to similarly titled measures reported by other companies.

     The following table reconciles EBITDA on a consolidated basis to Viewpoint's statement of income data for the periods presented in the table above:

                                                                                 NINE MONTHS ENDED           TWELVE
                                             FISCAL YEAR                    ---------------------------   MONTHS ENDED
                            ---------------------------------------------   DECEMBER 31,   DECEMBER 31,    DECEMBER,
                             1998     1999     2000      2001      2002         2001           2002           2002
                            ------   ------   -------   -------   -------   ------------   ------------   ------------
                                                                  (IN THOUSANDS)
   Net income.............  $1,200   $4,016   $12,474   $24,024   $23,918     $13,451        $18,366        $28,833
   Interest expense,
     net..................     785      962     1,535     2,725     7,517       5,816          4,613          6,314
   Income taxes...........   1,050    3,437     6,553    14,665    13,350       7,242          9,187         15,295
   Depreciation and
     amortization.........     584    1,103     1,716     2,739     3,841       2,830          3,105          4,116
                            ------   ------   -------   -------   -------     -------        -------        -------
   EBITDA.................  $3,619   $9,518   $22,278   $44,153   $48,626     $29,339        $35,271        $54,558
                            ======   ======   =======   =======   =======     =======        =======        =======

     The following table sets forth certain charges and costs incurred by Viewpoint during the periods presented:

                                                                                 NINE MONTHS ENDED           TWELVE
                                             FISCAL YEAR                    ---------------------------   MONTHS ENDED
                            ---------------------------------------------   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                             1998     1999     2000      2001      2002         2001           2002           2002
                            ------   ------   -------   -------   -------   ------------   ------------   ------------
                                                                  (IN THOUSANDS)
   Recapitalization
     expenses.............  $   --   $   --   $    --   $ 3,320   $   156     $   135        $ 1,018        $ 1,039
   SKM monitoring fee.....      --       --        --        50       396         225            304            475
                            ------   ------   -------   -------   -------     -------        -------        -------
   Total..................  $   --   $   --   $    --   $ 3,370   $   552     $   360        $ 1,322        $ 1,514
                            ======   ======   =======   =======   =======     =======        =======        =======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- VIEWPOINT

       You should read the following discussion and analysis of Viewpoint's results of operations and financial condition in conjunction with the consolidated financial statements and related notes of Viewpoint, as well as the information contained in "Unaudited Pro Forma Consolidated Financial Information."

OVERVIEW

       On April 26, 2003, Oxford signed a definitive agreement to purchase Viewpoint for $240 million in cash and $10 million (388,200 shares) of our common stock. In addition, Oxford has agreed to make up to $75 million in contingent payments to the selling stockholders of Viewpoint over the next four years, subject to the achievement by Viewpoint of certain performance targets. As a result, following the acquisition, Viewpoint will be operated as a subsidiary of Oxford.

       Viewpoint is a leading wholesaler and retailer of premium men's and women's sportswear and related accessories and products primarily under the Tommy Bahama brand. Viewpoint began its operations in 1992 primarily focused on building its Tommy Bahama brand as a lifestyle men's brand distributed through leading department stores and upscale independent specialty retailers. Since that time, Viewpoint has experienced rapid growth as it has expanded the Tommy Bahama lifestyle brand to reach both men and women through approximately 1,450 customers through approximately 2,100 doors, added additional Tommy Bahama lifestyle accessories and other products through selective licensing relationships, and rolled out Tommy Bahama retail locations. After opening its first Tommy Bahama retail and restaurant compound in 1996 in Naples, Florida, Viewpoint's retail operations have grown to include 24 retail stores (including three outlets) and six compounds in ten states.

       Viewpoint's wholesale operation designs and imports men's and women's sportswear that is sold to third party retail stores primarily in the United States and Tommy Bahama stores. Viewpoint's wholesale operation markets product under the Tommy Bahama brand, and a number of secondary brands and administers the licensing of the Tommy Bahama brand for several product categories.

       Viewpoint's retail operation manages three types of stores -- stand alone retail stores, stand alone outlet stores and compounds (retail stores with an attached restaurant). The Tommy Bahama stores and compounds sell products by and promote the Tommy Bahama brand. The retail stores are located in resort destination shopping areas and higher-end malls. The compounds are located in resort destination shopping areas and the outlet stores are located in outlet malls. All of these stores are in the United States. See Note 14 to Viewpoint's audited consolidated financial statements and Note 5 to Viewpoint's unaudited consolidated financial statements for a discussion of Viewpoint's historical segments.

       Viewpoint's retail operation purchases the majority of its products from its wholesale operation at prices equivalent to those its wholesale operation charges its third party customers. The outlets purchase from the wholesale operation at approximately wholesale cost. Within Viewpoint's wholesale group is a corporate retail department that oversees the operations of the individual retail stores. All intercompany sales and purchases between the wholesale and retail segments are eliminated in consolidation. In addition, any intercompany profit in the beginning and ending inventories are eliminated from the wholesale operation's gross profit. See the notes to Viewpoint's consolidated financial statements included elsewhere in this offering memorandum.

     The following tables set forth net sales and operating income, as well as percentage changes in those items, for the periods presented:

                                                             NET SALES
                               ----------------------------------------------------------------------
                                                                          NINE MONTHS ENDED
                                FISCAL     FISCAL     FISCAL    -------------------------------------
                                 2000       2001       2002     DECEMBER 31, 2001   DECEMBER 31, 2002
                               --------   --------   --------   -----------------   -----------------
                                                           (IN THOUSANDS)
Wholesale Operation..........  $106,755   $189,657   $189,879       $123,399            $140,900
Retail Operation.............    40,844     64,809     95,074         68,704              84,554
                               --------   --------   --------       --------            --------
Total........................  $147,599   $254,466   $284,953       $192,103            $225,454
                               ========   ========   ========       ========            ========

                                                           OPERATING INCOME
                                  -------------------------------------------------------------------
                                                                        NINE MONTHS ENDED(1)
                                  FISCAL    FISCAL    FISCAL    -------------------------------------
                                   2000      2001      2002     DECEMBER 31, 2001   DECEMBER 31, 2002
                                  -------   -------   -------   -----------------   -----------------
                                                            (IN THOUSANDS)
Wholesale Operation.............  $16,548   $39,117   $40,138        $23,629             $28,009
Retail Operation................    4,791     2,697     4,837          3,017               3,720
                                  -------   -------   -------        -------             -------
Total...........................  $21,339   $41,814   $44,975        $26,646             $31,729
                                  =======   =======   =======        =======             =======

                                                NET SALES                           OPERATING INCOME
                                   ------------------------------------   ------------------------------------
                                                                 PERCENT CHANGE
                                   ---------------------------------------------------------------------------
                                    FISCAL                  NINE MONTHS                  FISCAL    NINE MONTHS
                                   2001 VS.   FISCAL 2002    2002 VS.     FISCAL 2001   2002 VS.    2002 VS.
                                    FISCAL    VS. FISCAL    NINE MONTHS   VS. FISCAL     FISCAL    NINE MONTHS
                                     2000        2001          2001          2000         2001       2001(1)
                                   --------   -----------   -----------   -----------   --------   -----------
Wholesale Operation.............     77.7%        0.1%         14.2%        136.4%         2.6%       18.5%
Retail Operation................     58.7%       46.7%         23.1%         (43.7)%      79.3%       23.3%
Total...........................     72.4%       12.0%         17.4%         96.0%         7.6%       19.1%

---------------

(1) Prior to the beginning of fiscal 2003, costs incurred in Viewpoint's corporate retail department were included in wholesale operations and none of these expenses were allocated to retail operations. Beginning in fiscal 2003, the corporate retail department and a portion of finance, human resources and information systems have been allocated to Viewpoint's retail operations. The costs allocated to Viewpoint's retail operations during the nine months ended December 31, 2002 were approximately $4.9 million.

       Viewpoint's results of operations were negatively impacted by the events of September 11, 2001 and the general economic downturn. Viewpoint's retail stores experienced an immediate decline in sales in the months following September 11, 2001, while Viewpoint's wholesale operations experienced a longer delay in terms of the drop in orders (as there is a several month lag time between orders and delivery/recognition of sales -- leading to a drop in wholesale orders in the Spring of 2002). However, in many cases, Viewpoint's products sold out during the Fall season of fiscal 2003 (May-August 2002). In addition, many of Viewpoint's smaller upscale independent specialty retailers were severely impacted by the events of September 11, 2001 and the general economic downturn, with about 100 of Viewpoint's accounts going out of business. Although Viewpoint has now replaced many of these accounts, newer accounts generally purchase lower volumes of Viewpoint products.

       In light of economic conditions, Viewpoint made a number of changes to the operation and financial management of its retail stores in the latter part of fiscal 2002. In particular, store managers' compensation was changed to be more closely tied to management of costs, rather than solely to net sales. Partly as a result, labor costs dropped from 18% of total retail sales in fiscal 2002 to 15% of total retail sales in the nine months ended December 31, 2002.

       Viewpoint's results of operations and financial condition in any period are impacted by its new store opening schedule and the maturation of existing stores. At December 31, 2002, March 31, 2002, March 31, 2001 and March 31, 2000, Viewpoint had 30, 20, 15 and six stores, respectively.

       In fiscal 2001, Viewpoint began to increase its focus on licensing its brand names as a way to increase revenue with limited costs and enhance the brand image. Viewpoint entered into four licensing arrangements in each of fiscal 2001 and fiscal 2002 and terminated one and two in fiscal 2001 and fiscal 2002, respectively and has increased licensing revenue to $2.7 million for the nine months ended December 31, 2002. Viewpoint intends to seek to continue to grow this line of revenue in the future.

       Viewpoint's margins are impacted by the mix of products sold. Viewpoint's private label merchandise generally generates lower gross margins than its branded business. In addition, Viewpoint's womenswear products generally generate higher gross margins than Viewpoint's menswear products. Viewpoint's retail operation generally has higher gross margins than its wholesale operation.

       To date, Viewpoint has not been subject to the price deflation that has impacted most of the apparel industry.

RECENT DEVELOPMENTS

       Viewpoint's fiscal 2003 ended on March 31, 2003. Although final results for the year are not yet available, Viewpoint believes that its net sales for fiscal 2003 will be approximately $330 million. In addition, Viewpoint currently expects its cash flow provided by operating activities and EBITDA for fiscal 2003 to be at least $22 million and $53 million, respectively.

RESULTS OF OPERATIONS

       The following tables set forth the line items in the consolidated statements of earnings data both in dollars and as a percent of net sales. The table also sets forth the percentage change of the data as compared to the prior year.

                                                                             NINE MONTHS ENDED
                                                                        ---------------------------
                                        FISCAL     FISCAL     FISCAL    DECEMBER 31,   DECEMBER 31,
                                         2000       2001       2002         2001           2002
                                       --------   --------   --------   ------------   ------------
                                                              (IN THOUSANDS)
Net sales............................  $147,599   $254,466   $284,953     $192,103       $225,454
Cost of goods sold...................    79,354    134,789    138,503       92,524        110,893
                                       --------   --------   --------     --------       --------
Gross profit.........................    68,245    119,677    146,450       99,579        114,561
Licensing income.....................      (536)    (1,234)    (2,434)      (1,682)        (2,732)
                                       --------   --------   --------     --------       --------
Total gross profit and other
  revenues...........................    68,781    120,911    148,884      101,261        117,293
Operating expenses...................    47,442     79,097    103,909       74,615         85,564
                                       --------   --------   --------     --------       --------
Operating income.....................    21,339     41,814     44,975       26,646         31,729
Interest, net........................     1,535      2,725      7,517        5,816          4,613
Other expenses (income)..............      (116)      (112)       277          192           (385)
                                       --------   --------   --------     --------       --------
Income before income taxes and
  minority interests in net loss
  (income) of subsidiaries...........    19,920     39,201     37,181       20,638         27,501
                                       --------   --------   --------     --------       --------
Provision for income taxes...........     6,553     14,665     13,350        7,242          9,187
Minority interests in net loss
  (income) of subsidiaries...........      (893)      (512)        87           55             52
                                       --------   --------   --------     --------       --------
Net income...........................  $ 12,474   $ 24,024   $ 23,918     $ 13,451       $ 18,366
                                       ========   ========   ========     ========       ========

                                                PERCENT OF NET SALES                              PERCENT CHANGE
                               ------------------------------------------------------   ----------------------------------
                                                                                                                    NINE
                                                                                                                   MONTHS
                                                               NINE MONTHS ENDED          FISCAL       FISCAL     2002 VS.
                                                          ---------------------------    2001 VS.     2002 VS.      NINE
                               FISCAL   FISCAL   FISCAL   DECEMBER 31,   DECEMBER 31,     FISCAL       FISCAL      MONTHS
                                2000     2001     2002        2001           2002          2000         2001        2001
                               ------   ------   ------   ------------   ------------   ----------   ----------   --------
Net sales....................  100.0%   100.0%   100.0%      100.0%         100.0%         72.4%         12.0%       17.4%
Cost of goods sold...........   53.8%    53.0%    48.6%       48.2%          49.2%         69.9%          2.8%       19.9%
                               -----    -----    -----       -----          -----         -----        ------      ------
Gross profit.................   46.2%    47.0%    51.4%       51.8%          50.8%         75.4%         22.4%       15.0%
Licensing income.............    0.4%     0.5%     0.9%        0.9%           1.2%        130.2%         97.2%       62.4%
Total gross profit and other
  revenues...................   46.6%    47.5%    52.2%       52.7%          52.0%         75.8%         23.1%       15.8%
Operating expenses...........   32.1%    31.1%    36.5%       38.8%          38.0%         66.7%         31.4%       14.7%
                               -----    -----    -----       -----          -----         -----        ------      ------
Operating income.............   14.5%    16.4%    15.8%       13.9%          14.1%         96.0%          7.6%       19.1%
Interest, net................    1.0%     1.1%     2.6%        3.0%           2.0%         77.5%        175.9%      (20.7)%
Other expenses (income)......   (0.1)%    0.0%     0.1%        0.1%          (0.2)%        (3.5)%      (347.3)%     300.5%
                               -----    -----    -----       -----          -----         -----        ------      ------
Income before income taxes
  and minority interests in
  net loss (income) of
  subsidiaries...............   13.5%    15.4%    13.1%       10.7%          12.2%         96.8%          5.2%       33.3%
                               -----    -----    -----       -----          -----         -----        ------      ------
Provision for income taxes...    4.4%     5.8%     4.7%        3.8%           4.1%        123.8%         (9.0)%      26.9%
Minority interests in net
  loss (income) of
  subsidiaries...............   (0.6)%   (0.2)%    0.0%        0.0%           0.0%        (42.7)%       117.0%       (5.5)%
                               -----    -----    -----       -----          -----         -----        ------      ------
Net income...................    8.5%     9.4%     8.4%        7.0%           8.1%         92.6%         (0.4)%      36.5%
                               =====    =====    =====       =====          =====         =====        ======      ======

  NINE MONTHS ENDED DECEMBER 31, 2002 COMPARED TO NINE MONTHS ENDED DECEMBER 31, 2001

       Net sales for the nine months ended December 31, 2002 were $225.5 million, an increase of $33.4 million, or 17.4%, from net sales of $192.1 million for the nine months ended December 31, 2001. Viewpoint's wholesale operation had a net sales increase of 14.2% from $123.4 million for the nine months ended December 31, 2001 to $140.9 million for the nine months ended December 31, 2002. The net sales increase for the wholesale operation was primarily attributable to an increased number of units sold to existing doors within existing upscale department stores and the opening of new doors within existing upscale department stores and the addition of new upscale independent specialty store customers. Within the wholesale operation, sales in men's products and private label products increased and sales in women's products decreased during the nine months ended December 31, 2002. Viewpoint's retail operation had a net sales increase of 23.1% from $68.7 million for the nine months ended December 31, 2001 to $84.6 million for the nine months ended December 31, 2002. The net sales increase for the retail operation was primarily attributable to the opening of ten new Tommy Bahama stores during the nine months ended December 31, 2002, and a full nine months' sales from stores that were open for only a portion of the nine months ended December 31, 2001. This growth partially resulted from a 1.1% increase in comparable store sales during the nine months ended December 31, 2002 as compared to the nine months ended December 31, 2001. The ten stores that were opened during the nine months ended December 31, 2002 included nine retail stores and one outlet store. At December 31, 2002, Viewpoint operated 24 retail stores (including three outlets) and six compounds.

       Licensing income for the nine months ended December 31, 2002 was $2.7 million, an increase of $1.0 million, or 62.4%, from licensing income of $1.7 million for the nine months ended December 31, 2001. The increase in licensing income was primarily attributable to increased sales by existing licensees. At December 31, 2002, Viewpoint had 11 licensing agreements in effect.

       Cost of goods sold for the nine months ended December 31, 2002 was $110.9 million, or 49.2% of net sales, compared to $92.5 million, or 48.2% of net sales, for the nine months ended December 31, 2001. The increase in cost of goods sold percentage was primarily due to differences in product mix. Viewpoint sold a

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

higher percentage of private label products during the nine months ended December 31, 2002. This was offset by higher sales of women's products and by the fact that a higher percentage of Viewpoint's sales consisted of retail sales during nine months ended December 31, 2002.

       Operating expenses for the nine months ended December 31, 2002 were $85.6 million, an increase of $11.0 million, or 14.7%, from $74.6 million for the nine months ended December 31, 2001. The increase was primarily due to expenses related to strengthening the infrastructure of Viewpoint to manage the growth of its operations and the additional expenses related to new store openings.

       Interest expense for the nine months ended December 31, 2002 was $4.6 million, a decrease of $1.2 million from $5.8 million for the nine months ended December 31, 2001. This decrease was due to lower weighted average borrowings and interest rates during the nine months ended December 31, 2002 as compared to the nine months ended December 31, 2001.

       Wholesale operating income increased by $4.4 million, or 18.5%, from $23.6 million to $28.0 million. The primary driver of the increased wholesale operating income was the net sales increase and a leveraging of expenses over a larger sales base.

       Retail operating income increase by 23.3% from $3.0 million to $3.7 million. The increase in sales was the primary driver behind the increase in retail operating income.

       The effective tax rate was 33.3% for the nine months ended December 31, 2002 compared to 35.0% for the nine months ended December 31, 2001. The decrease was primarily attributable to timing differences between book and tax accounting methods and to the fluctuation of income in various taxing jurisdictions to which Viewpoint's income is subject.

  FISCAL 2002 COMPARED TO FISCAL 2001

       Net sales for fiscal 2002 were $285.0 million, an increase of $30.5 million, or 12.0%, from net sales of $254.5 million in fiscal 2001. Viewpoint's wholesale operation had a net sales increase of 0.1% from $189.7 million in fiscal 2001 to $189.9 million in fiscal 2002. Growth of upscale department store sales were offset by the loss of small upscale independent specialty stores that went out of business as a result of September 11, 2001. Prior to September 11, 2001, sales to upscale department stores were up. Overall for fiscal 2002, sales to upscale department stores were flat. Within the wholesale operation, sales of menswear increased by approximately $2.8 million and sales of womenswear increased by approximately $1.0 million, while private label sales decreased by approximately $4.4 million. Viewpoint's retail operation reported a net sales increase of 46.7% from $64.8 million in fiscal 2001 to $95.1 million in fiscal 2002. The retail operation sales increase was primarily attributable to the opening of five new retail stores (including one outlet) during fiscal 2002 and a full year's sales from stores that were open for only a portion of fiscal 2001. Although prior to September 11, 2001, comparable store sales were up approximately 8%, for the full year of fiscal 2002, comparable store sales were up approximately 1%. The five stores that were opened during fiscal 2002 included four retail stores and one outlet. At the end of fiscal 2002, Viewpoint operated 14 retail stores (including two outlets) and six compounds. Growing brand recognition of Tommy Bahama and a broader product line contributed to the overall increased sales volume.

       Licensing income for fiscal 2002 was $2.4 million, an increase of $1.2 million, or 97.2%, from licensing income of $1.2 million in fiscal 2001. The increase is attributable to increases in net sales by licensees of Tommy Bahama licensed products. Viewpoint also added four new licensees and terminated two licensees during fiscal 2002. At the end of fiscal 2002, Viewpoint had 11 licensing agreements in effect.

       Cost of goods sold for fiscal 2002 was $138.5 million, or 48.6% of net sales, compared to $134.8 million, or 53.0% of net sales, in fiscal 2001. The decrease in cost of goods sold percentage was primarily due to increases in sales at Viewpoint's retail stores and compounds, which generally have higher margins, decreases in private label sales, which generally have lower margins and a reversal of inventory reserves that led to a $2.0 million reduction in cost of goods sold.

       Operating expenses in fiscal 2002 were $103.9 million, an increase of $24.8 million, or 31.4%, from $79.1 million in fiscal 2001. The increase was primarily due to expenses related to strengthening Viewpoint's infrastructure, as discussed above. The increase was also due to the opening of five new retail stores (including one outlet) during fiscal 2002 in addition to the increase in expenses for stores opened a full year in fiscal 2002 that were open for only a portion of fiscal 2001.

       Interest expense in fiscal 2002 was $7.5 million, an increase of $4.8 million from $2.7 million in fiscal 2001. This increase was due to the recapitalization of Viewpoint described below, which resulted in higher debt levels for Viewpoint.

       Wholesale operating income increased 2.6%, from $39.1 million to $40.1 million. The primary driver of the increased wholesale operating income was the net sales increase and a leveraging of expenses over a larger sales base.

       Retail operating income increased by 79.3% from $2.7 million to $4.8 million. The increase in sales was the primary driver behind the increase in operating income.

       The effective tax rate was 35.8% in fiscal 2002 compared to 37.9% in fiscal 2001. The decrease was primarily attributable to timing differences between book and tax accounting methods and to the fluctuation of income in various taxing jurisdictions to which Viewpoint's income is subject.

  FISCAL 2001 COMPARED TO FISCAL 2000

       Net sales for fiscal 2001 were $254.5 million, an increase of $106.9 million, or 72.4%, from net sales of $147.6 million in fiscal 2000. Viewpoint's wholesale operation reported a net sales increase of 77.7% from $106.8 million in fiscal 2000 to $189.7 million in fiscal 2001. The sales increase for the wholesale operation was primarily attributable to an increased number of units sold to existing doors and the opening of new doors both within existing upscale specialty department store accounts and new upscale independent specialty store customers. Within the wholesale operation, sales in men's products, private label products and women's products increased by $38 million, $24 million and $20 million, respectively. Viewpoint's retail operation reported a net sales increase of 58.7% from $40.8 million in fiscal 2000 to $64.8 million in fiscal 2001. The retail operation sales increase was primarily attributable to the opening of seven new Tommy Bahama stores, and two compounds during fiscal 2001 and a full year's sales from stores that were open for only a portion of fiscal 2000. This growth was partially a result of a 21.0% increase in comparable store sales. The seven stores that were opened during fiscal 2001 included six retail stores and one outlet. At the end of fiscal 2001, Viewpoint operated eight retail stores, six compounds and one outlet. Growing brand recognition of Tommy Bahama and the introduction of a broader women's line to wholesale customers and in the retail stores contributed to the overall increased sales volume.

       Licensing income for fiscal 2001 was $1.2 million, an increase of $0.7 million, or 130.2%, from licensing revenue of $0.5 million in fiscal 2000. The increase is attributable to increases in net sales by licensees of Tommy Bahama licensed products. Viewpoint also added four new licensees and terminated one licensee during fiscal 2001. At the end of fiscal 2001, Viewpoint had nine licensing agreements in effect.

       Cost of goods sold for fiscal 2001 was $134.8 million, or 53.0% of net sales, compared to $79.4 million, or 53.8% of net sales, in fiscal 2000. The decrease in cost of sales percentage was primarily due to differences in product mix within each segment and the respective percentages that wholesale operations and retail operations net sales comprised of Viewpoint's net sales.

       Operating expenses in fiscal 2001 were $79.1 million, an increase of $31.7 million, or 66.7% from $47.4 million in fiscal 2000. The increase was primarily due to expenses related to strengthening Viewpoint's infrastructure, as discussed above. The increase was also due to the opening of seven Tommy Bahama stores and two compounds in addition to the increase in expenses for stores opened a full year in fiscal 2002 that were open for only a portion of fiscal 2001.

       Interest expense in fiscal 2001 was $2.7 million, an increase of $1.2 million from $1.5 million in fiscal 2000. This increase was due to additional borrowing required to fund the growth of Viewpoint.

       Wholesale operating income increased by $22.6 million or 136.4% from $16.5 million to $39.1 million. The primary driver of the increased wholesale operating income was the net sales increase and a leveraging of expenses over a larger sales base.

       Retail operating income decreased by 43.7% from $4.8 million to $2.7 million. Increased expenses as a result of the opening of seven new Tommy Bahama stores and two compounds, without the benefit of a full year of sales, was the primary driver behind the decrease in retail operating income.

       The effective tax rate was 37.9% in fiscal 2001 compared to 34.4% in fiscal 2000. The increase was primarily attributable to timing differences between book and tax accounting methods and to the fluctuation of income in various taxing jurisdictions to which Viewpoint's income is subject.

LIQUIDITY AND CAPITAL RESOURCES

       Operating activities generated $0.7 million, $23.1 million, $20.5 million, $27.4 million and $39.8 million in cash in fiscal 2000, fiscal 2001, fiscal 2002, the nine months ended December 31, 2001 and the nine months ended December 31, 2002, respectively. The increase in cash flow from fiscal 2000 to fiscal 2001 was primarily attributable to the increase in earnings of $11.6 million and the receipt of amounts due from vendor of $8.3 million. Other fluctuations in cash flow from operating activities were generally attributable to changes in accounts receivable, accounts payable, inventory and payments of income taxes.

       Investing activities used $3.0 million, $17.0 million, $7.0 million, $5.9 million and $10.1 million in cash in fiscal 2000, fiscal 2001, fiscal 2002, the nine months ended December 31, 2001 and the nine months ended December 31, 2002, respectively. Investing activities in all periods primarily consist of purchases and sales of property and equipment, and in fiscal 2001 also consisted of a purchase of a minority interest of $7.4 million.

       Financing activities generated (used) $9.3 million, $(7.3) million, $(17.0) million, $(24.3) million and $(25.0) million in cash in fiscal 2000, fiscal 2001, fiscal 2002, the nine months ended December 31, 2001 and the nine months ended December 31, 2002, respectively. The cash used in financing activities in fiscal 2001 included a $82.6 million purchase of common stock in connection with the recapitalization described below. Cash used in financing activities in fiscal 2002 and the nine months ended December 31, 2001 and December 31, 2002 related primarily to repayment of debt.

       Capital expenditures were $2.7 million, $9.5 million, $6.1 million, $5.3 million and $9.7 million in fiscal 2000, fiscal 2001, fiscal 2002, the nine months ended December 31, 2001 and the nine months ended December 31, 2002, respectively. Expenditures for fiscal 2000 were primarily for the build out of one retail store that opened during fiscal 2000 and various other projects. Expenditures for fiscal 2001 were primarily for the build out of seven retail stores and two compounds that opened during fiscal 2001 and various other projects. Expenditures for fiscal 2002 were primarily for the build out of five retail stores that opened during fiscal 2002, the remodeling of one existing compound and various other projects. We expect our fiscal 2003 capital expenditures to be $13.4 million and our fiscal 2004 capital expenditures to be $13.8 million.

       Viewpoint entered into a credit facility on January 26, 2001, which provided for a $90 million term loan and a revolving line of credit. The credit facility contains restrictive covenants that, limit among other things, mergers and acquisitions. In addition, Viewpoint must maintain a minimum leverage ratio and minimum consolidated tangible net worth. Viewpoint is also subject to a liquidity test and an annual capital expenditure limitation. The term loan matures on February 28, 2006 and is payable in equal monthly installments plus interest. The interest rate is based on the 3-month LIBOR rate plus 3%. The revolving line of credit is subject to various sub-limits and a borrowing base calculation (as defined) and is renewable on an annual basis through March 31, 2006 provided that on each renewal date Viewpoint is not in default of any of the terms of the agreement. The interest rate is based on the 4-month LIBOR rate plus 2.75%.

       On February 9, 2001, Viewpoint repurchased 18,278,591 shares of its Class A common stock from various shareholders for an aggregate purchase price of $94.1 million, which was adjusted in November 2001 for an additional $2.6 million. In connection with this purchase, Viewpoint issued subordinated notes payable on March 31, 2006 in the amount of $15 million with related parties on February 9, 2001. These notes bear annual interest at 16%. The notes are subordinated to the credit facility. Cash interest is payable quarterly at a 13% annual rate and the remaining 3% accrues and is due upon maturity. The notes include various covenants and restrictions. Additionally, on September 9, 2001, Viewpoint repurchased 675,000 shares of its Class B Common Stock from a shareholder for $3.5 million.

       In conjunction with the recapitalization in fiscal 2001, Viewpoint issued 102,222 warrants at $.01 per share to one of its shareholders. The warrants are exercisable anytime after August 9, 2002 and expire on February 9, 2008.

       The credit facility and the subordinated notes will be paid off and/or terminated at the time of the Viewpoint acquisition. In the Viewpoint acquisition, Oxford will be purchasing all outstanding shares of Viewpoint's capital stock and any outstanding warrants. Following the Viewpoint acquisition, Viewpoint's liquidity needs will be serviced as part of Oxford's overall liquidity.

       Viewpoint leases office, showroom, store space and equipment under operating leases expiring in various years through 2019. The rental payments under store facility leases are based upon a minimum rental plus a percentage of the stores' sales in excess of stipulated amounts. Only the minimum rental portions are included in future commitments. As of March 31, 2003, Viewpoint had minimum annual rental commitments under non-cancelable leases of $11.0 million, $11.2 million, $9.6 million, $9.0 million and $9.0 million in fiscal 2004, fiscal 2005, fiscal 2006, fiscal 2007 and fiscal 2008, respectively. As of that date, Viewpoint had minimum annual rental commitments under non-cancelable leases of $45.0 million in years after fiscal 2008.

CRITICAL ACCOUNTING POLICIES

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

       Financial Reporting Release No. 60, which was released by the SEC, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. A detailed summary of significant accounting policies is included in Viewpoint's audited consolidated financial statements included elsewhere in this offering memorandum. The following is a brief discussion of the more significant accounting policies and methods Viewpoint uses.

  INVENTORIES

       Substantially all inventories are finished goods and are stated at the lower of cost (first-in, first-out method) or market. Inventory reserves are calculated based on the age of the inventory and based on other factors that, in the judgment of management, could potentially impair the market value of the inventory.

  PROPERTY AND EQUIPMENT

       Property and equipment is recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by both the straight-line and accelerated methods over the assets' estimated lives ranging from three to seven years. Leasehold improvements are amortized over the lesser of the lease terms or the assets' useful lives. Upon sale or retirement of equipment, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

  GOODWILL

       Goodwill represents the aggregate excess of the acquired cost of the minority interest in two retail stores over the fair value of their net assets on the date of acquisition. Commencing April 1, 2001, with Viewpoint's adoption of SFAS 142, goodwill is no longer amortized and Viewpoint is required to complete a test for impairment of goodwill annually, as well as a transitional goodwill impairment test within six months from the date of adoption. Viewpoint has concluded its testing, on an individual store basis, as required by SFAS 142. The results of these tests did not indicate any impairment of Viewpoint's recorded goodwill. SFAS 142 also requires disclosure of what net income would have been in all periods presented had SFAS 142 been in effect.

  REVENUE RECOGNITION

       Net sales from wholesale products are recognized upon transfer of title and risk of ownership to customers. Net sales from retail and restaurant sales are recognized when payment is tendered at the point of sale. Revenue is recorded net of discounts, as well as provisions for estimated returns, allowances and doubtful accounts. Licensing revenue is recognized as earned.

  SHIPPING AND HANDLING COSTS

       Viewpoint includes shipping and handling costs in selling and shipping expense.

  ADVERTISING EXPENSES

       Advertising expenses are charged to operations in the period in which they are incurred.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

       Viewpoint estimates the carrying value of its financial instruments approximates the fair value at the balance sheet date except for its $25 million of subordinated notes payable to shareholders. The estimated fair value of these notes was approximately $28 million at March 31, 2002 based upon Viewpoint's best estimate of interest rates that would be available to Viewpoint for similar debt obligations.

SEASONALITY

       Viewpoint's business segments are cyclical and subject to certain seasonal demand cycles. A significant portion of the Wholesale operation's net sales and income is realized in the fourth fiscal quarter, corresponding to the Spring selling season. See Note 15 to Viewpoint's audited consolidated financial statements.

NEW ACCOUNTING PRONOUNCEMENTS

       In June 2001, the FASB issued SFAS 143, which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the entity either settles the obligation for the amount recorded or incurs a gain or loss. SFAS 143 is effective for fiscal years beginning after June 15, 2002. Viewpoint believes that the adoption of this statement will not have a material effect on Viewpoint's future results of operations.

     In August 2001, the FASB issued SFAS 144, which supersedes SFAS 121 and Opinion 30. The FASB issued SFAS 144 to establish a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale. SFAS 144 broadens the presentation of discontinued operations in the income statement to include a component of an entity (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. SFAS 144 also requires that discontinued operations be measured at the lower of the carrying amount or fair value less cost to sell. Viewpoint adopted SFAS 144 on April 1, 2002. The provisions of this statement for assets held for sale or other disposal generally are required to be applied prospectively after the adoption date to newly initiated disposal activities and, therefore, will depend on future actions initiated by management. As a result, Viewpoint cannot determine the potential effects that adoption of SFAS 144 will have on its consolidated financial statements with respect to future disposal decisions, if any.

       In April 2002, the FASB issued SFAS 145, which clarifies the criteria under which extinguishment of debt can be considered as extraordinary and rescinds the related Statement Nos. 4 and 64 in addition to Statement No. 44 and also makes technical corrections to other Statements of Financial Standards. Viewpoint adopted SFAS 145 in January 2003. The adoption of this statement had no immediate impact on Viewpoint.

     In June 2002, the FASB issued SFAS 146, which is effective for exit or disposal activities that are initiated after December 31, 2002, with earlier application encouraged. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF 94-3. The provisions of SFAS 146 are to be applied prospectively from the date of adoption. Viewpoint has not yet assessed any potential impact the issuance of this standard may have on its financial position or future results of operations.

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

                             BUSINESS -- VIEWPOINT

       Viewpoint owns the Tommy Bahama brand, a complete lifestyle brand that includes men's and women's sportswear, all with a laid-back but sophisticated island attitude. Viewpoint also licenses the Tommy Bahama brand to third parties for the sale of certain types of footwear, bags, indoor and outdoor furniture and women's swimwear, among others. Viewpoint also markets its products under the names Indigo Palms, Island Soft, Original Island Sport and Bungalow Brand. Viewpoint's target customers are upscale men and women ages 35 to 65 who embrace a relaxed and casual approach to daily living. Viewpoint sells its products through upscale independent specialty retail stores, upscale department stores, resorts and hotels, spas and golf pro shops and through its own retail stores and retail/restaurant compounds. The Tommy Bahama compounds combine a full-service, white linen Tommy Bahama Tropical Cafe with a retail store selling Tommy Bahama apparel and accessories. Located in resort destination locations, compounds market and enhance the overall brand image and serve as a showcase for the Tommy Bahama lifestyle. Viewpoint's first compound opened in Naples, Florida in 1996 and has been followed by five additional compounds. In 1999, Viewpoint opened its first retail-only store in Fort Lauderdale, Florida and, following its success, began a more aggressive new unit roll-out of additional units. Viewpoint currently operates 24 retail stores (including three outlets) and six compounds. In its wholesale channel, Viewpoint has sought to protect the integrity of the Tommy Bahama brand by being selective in choosing upscale customers which sell its products.

VIEWPOINT'S PRODUCTS

  TOMMY BAHAMA

       Viewpoint markets the Tommy Bahama brand as the "purveyor of island lifestyles." We believe Viewpoint has created an aspirational lifestyle brand by developing successful men's and women's sportswear and accessories lines. Viewpoint designs products suitable for both casual and professional environments and for all types of climates.

       Viewpoint introduced its original product line in 1992 with island-themed sportswear for men and then added a women's line several years later. While Tommy Bahama may be best known for its tropical themed shirts, it has built a brand based on attention to comfort, fit and detail. Tommy Bahama apparel is made of fine fabrics including silk, linen, tencel, cotton twill and canvas and silk/linen, silk/cotton and silk/tencel blends. The fabrics are treated with various washes to create clothing with a vintage look and a comfortable and luxurious feel, Tommy Bahama products include signature details such as coconut buttons, embroidery, taped seams and textured knit collars.

  TOMMY BAHAMA MEN'S SPORTSWEAR

       In men's tops, Viewpoint currently sells:

       - woven shirts in a variety of fabrics in prints and solids;

       - knit shirts in textured silk and cotton;

       - sweaters; and

       - outerwear.

Men's bottoms, which make up approximately 30% of Tommy Bahama men's overall sales, consist of shorts and pants in linen, heavyweight silk, tencel and cotton twill and canvas. Viewpoint also makes men's swim trunks in prints and solids.

  TOMMY BAHAMA WOMEN'S SPORTSWEAR

       As part of the Tommy Bahama women's line, Viewpoint makes dresses in tropical prints and muted solids as well as sarong and wrap skirts. The Tommy Bahama women's line also includes:

       - silk pants and shorts;

       - drawstring pants;

       - canvas jeans and cotton trousers;

       - dresses;

       - blouses and camp shirts;

       - tank tops

       - knits and sweaters; and

       - casual bags and totes.

  INDIGO PALMS

       Viewpoint introduced its Indigo Palms sub-brand in the Fall of 2001. Indigo Palms builds on the success of the Tommy Bahama brand by delivering a relaxed, yet elegant collection of denim and sportswear for men and women. Appealing to a modern, sophisticated, quality conscious customer, Indigo Palms offers the finest fabrics, treatments and styling. The Indigo Palms men's and women's collections are targeted toward upscale department and upscale independent specialty stores.

  ISLAND SOFT

       Viewpoint introduced the Island Soft line in the Fall of 2001. Island Soft targets the luxury market with higher price points and margins and is positioned to fill the dressier needs of the Tommy Bahama consumer. The Island Soft sub-brand is comprised of more structured clothing including soft suitings, sport coats, knits, fine shirtwraps, sweaters and outerwear. The Island Soft men's collection is targeted toward upscale department and upscale independent specialty stores.

  BUNGALOW BRAND AND ORIGINAL ISLAND SPORT

       Viewpoint markets the Bungalow Brand and Original Island Sport line as distinct brands, not associated with the Tommy Bahama brand. These brands provide consumers with a casual line of men's clothing with lower price points than Tommy Bahama branded apparel, targeted at the moderate price category.

  LICENSED PRODUCTS

       Viewpoint licenses the Tommy Bahama brand under approximately 12 licensing agreements for products including certain types of shoes, handbags, indoor and outdoor furniture and women's swimwear. The licensing agreements generally have terms of three to five years and expire between fiscal 2004 and fiscal 2007. Viewpoint is selective in its consideration of licensing agreements and pursues partnerships with parties that can contribute to building the Tommy Bahama brand, such as Lexington Furniture Industries, Inc. for fine furniture, Brown Jordan International, Inc. for outdoor furniture and Sferra Bros. Ltd for bedding. Viewpoint monitors the various steps of the production process, from design to distribution, to ensure that licensed products remain aligned with the Tommy Bahama image. Under the licensing agreements, Viewpoint retains full veto rights over the design and distribution of licensed products. In the twelve months ended December 31, 2002, Viewpoint's licensed products generated more than $150 million of retail sales for Viewpoint's licensees' customers.

VIEWPOINT'S WHOLESALE CHANNEL

       Viewpoint's wholesale group sells branded products to approximately 1,450 customers through approximately 2,100 doors. Sales in the wholesale group were $189.9 million and $207.4 million, or 66.6% and 65.2% of Viewpoint's net sales, in fiscal 2002 and the twelve months ended December 31, 2002, respectively.

       Customers. After achieving initial success selling to upscale independent specialty retailers, Viewpoint selectively added upscale department stores to its wholesale customer list. We believe that upscale independent specialty retailers, which include specialty shops, resorts and hotels, spas and golf pro shops, will continue to be an important wholesale distribution channel for Viewpoint's products. We plan to grow Viewpoint's upscale independent specialty retail business in the future by further penetrating our existing customer base, by introducing additional Tommy Bahama products and by developing additional sub-brands. In fiscal 2002 and the twelve months ended December 31, 2002, sales to upscale independent specialty stores accounted for approximately 53.5% and 46.7%, respectively, of Viewpoint's total wholesale branded sales, with upscale department stores such as Bloomingdale's, Neiman Marcus, Nordstrom, Macy's West and Saks Fifth Avenue accounting for the balance.

       Viewpoint's largest upscale independent specialty store customer accounted for approximately 0.6% and 0.4% of Viewpoint's net sales in fiscal 2002 and the twelve months ended December 31, 2002, respectively. Viewpoint has strategically limited its penetration of the department store channel to upscale department stores and has added upscale department store doors selectively in order to maintain the integrity of its brands. In fiscal 2002 and the twelve months ended December 31, 2002, Nordstrom, Viewpoint's largest wholesale customer, accounted for approximately 12.6% and 13% of its net sales, 18.9% and 20.4% of its wholesale sales and 23.3% and 26.3% of its branded wholesale sales, respectively. In fiscal 2002 and the twelve months ended December 31, 2002, Viewpoint's ten largest branded wholesale customers accounted for approximately 21.9% and 24.3% of its net sales, and 32.9% and 37.3% of its wholesale sales, respectively.

       Selling Policies. In its wholesale business, Viewpoint seeks to sell its Tommy Bahama, Indigo Palms and Island Soft products to high-end stores in a controlled manner that enhances the image of these brands. Viewpoint seeks to ensure that its products are handled properly in both presentation and pricing. To enhance the brands' prestige, Viewpoint does not offer volume discounts to any customers and purposefully focuses on maintaining an element of scarcity to its wholesale customers and in its ordering and replenishment policies. Viewpoint does accommodate certain customers through staged deliveries of inventory and some marketing activities. Viewpoint does not regularly accept order cancellations or returns of merchandise nor does it maintain significant inventory stocks to support in-season reordering or replenishment. Viewpoint does not accept unauthorized product returns and does not, as a matter of policy, provide margin allowance agreements. Additionally, Tommy Bahama products are not discounted or marked down at Tommy Bahama retail stores and wholesale customers are discouraged from selling Tommy Bahama items at a discount in season. Tommy Bahama stores do not have "sales." End of season excess inventory is sent to Tommy Bahama outlet stores to be liquidated. These practices are key to maintaining the integrity of the Tommy Bahama brand.

       Marketing. On a national basis, Viewpoint has engaged in sponsorships and, beginning two years ago, began to run national print advertisements two to three times per year. Viewpoint will also participate in periodic targeted mailers to upscale department store consumers. Viewpoint provides limited display materials for its customers and works with them to enhance Tommy Bahama, Indigo Palms and Island Soft displays.

       Sales Force. Viewpoint's sales force consists of six independent exclusive regional sales managers, each of which has a sales team of between three and nine independent exclusive sales representatives working for him or her. Including these employees, Viewpoint's total independent exclusive sales force consists of approximately 40 persons. The regional sales managers are the wholesale customers' main points of contact. The independent regional sales managers are overseen by a national sales manager. Other than the national sales manager, all sales personnel are compensated solely on a commission basis.

       Customer Service. Viewpoint maintains a customer service organization in Seattle, Washington. The goal of the customer service program is to provide wholesale customers with the same high level of service that guests receive when shopping in Tommy Bahama retail stores. These customer service representatives are familiar with each of the accounts and when handling reorders are often able to redirect customers to available products if the ones they are asking for are out of stock. It is through this relationship that Viewpoint is able to effectively distribute excess inventory on hand at full price during each season.

       Private Label Business. Viewpoint operates a limited private label business to address a customer base that is distinct from that served by the Tommy Bahama brand. Viewpoint's private label business, which manages the Bungalow Brand and Original Island Sport names, is operated within the wholesale group and seeks to capitalize on Viewpoint's design and sourcing capabilities to produce men's and women's apparel for customers such as discount stores and warehouse clubs. Viewpoint sources these products from different manufacturing facilities than those that manufacture Tommy Bahama and Viewpoint's other branded products. Viewpoint's private label products are not branded with the Tommy Bahama name or any other label that would indicate a connection to any of our branded products. We believe it provides Viewpoint with incremental sales and profitability at minimal risk and capital commitment. In fiscal 2002 and the twelve months ended December 31, 2002, Viewpoint had private label sales of $35.6 million and $46.3 million, respectively.

VIEWPOINT'S RETAIL STORES AND COMPOUNDS

  GENERAL

       Viewpoint's retail group sells exclusively Tommy Bahama products and Viewpoint's other branded products through owned retail stores and compounds. Viewpoint operates 24 retail stores (including three outlets) and six compounds. These stores operate under the Tommy Bahama name in ten states. Sales in the retail group were $95.1 million and $110.9 million, or 33.4% and 34.8% of Viewpoint's net sales, in fiscal 2002 and the twelve months ended December 31, 2002, respectively.

       Viewpoint also views its retail stores as advertising vehicles. Through meticulous attention to decor, service and presentation, Viewpoint aims to create a high-quality atmosphere that communicates the Tommy Bahama message to consumers, making them feel like guests rather than simply customers. Viewpoint's retail employees wear Tommy Bahama branded attire.

       Viewpoint opened its first compound in 1996 as a marketing tool to convey the Tommy Bahama lifestyle message and to drive retail sales. While restaurant operations are not core to Viewpoint's strategy, the compounds serve as marketing tools and drivers of retail sales by showcasing Tommy Bahama products in the retail portion of the compound and in the Tommy Bahama apparel worn by all employees. The Tommy Bahama compounds combine a full-service, white linen Tommy Bahama Tropical Cafe with a retail store selling Tommy Bahama apparel, accessories and home furnishings.

       We operate the following retail stores and compounds:

  COMPOUNDS:

LOCATION                              DATE OPENED (OR PLANNED)
--------                              ------------------------
Naples, FL                            February 1996
Sarasota, FL                          February 1997
Palm Desert, CA                       October 1998
Newport Beach, CA                     November 1998
Wailea, HI                            December 2000
West Palm Beach, FL                   March 2001
Scottsdale, AZ(1)                     Planned Fourth Quarter 2003

  RETAIL-ONLY:

LOCATION                                DATE OPENED
--------                                -----------
Fort Lauderdale, FL (Las Olas)          February 1999
La Jolla, CA                            November 1999
Tampa, FL                               June 2000
Kansas City, MO                         July 2000
Las Vegas, NV                           August 2000
Austin, TX                              October 2000
Chicago, IL                             November 2000
Scottsdale, AZ(1)                       December 2000
St. Augustine, FL(2)                    February 2001
Dallas, TX                              May 2001
Boca Raton, FL                          August 2001
Pasadena, CA                            September 2001
Birmingham, AL                          November 2001
Primm, NV(2)                            December 2001
Maui, HI (Whaler's Village)             May 2002
Los Angeles, CA (Farmer's Market)       June 2002
Myrtle Beach, SC(2)                     August 2002
Palo Alto, CA                           August 2002
Honolulu, HI (Ala Moana)                September 2002
Coral Gables, FL                        September 2002

LOCATION                                DATE OPENED
--------                                -----------
Orlando, FL                             October 2002
Las Vegas, NV (Las Vegas Fashion Show)  November 2002
San Jose, CA                            November 2002
Phoenix, AZ (Biltmore)                  November 2002
Manhattan Beach, CA                     Planned Second Quarter 2003
Denver, CO (Cherry Creek)               Planned Third Quarter 2003
Walnut Creek, CA                        Planned Fourth Quarter 2003
San Diego, CA (Fashion Valley)          Planned Fourth Quarter 2003
Atlanta, GA (Phipps Plaza)              Planned Fourth Quarter 2003
Tysons Corner, VA (Tyson's Galleria)    Planned First Quarter 2004
Tucson, AZ (la Encantada)               Planned First Quarter 2004
Houston, TX (Highland Village)          Planned First Quarter 2004
Woodbury Commons, NY(2)                 Planned First Quarter 2004

---------------

(1) Viewpoint's Scottsdale, AZ retail store is scheduled to be closed concurrently with the opening of a compound in close proximity in the fourth quarter of 2003.

(2) Outlet store.

       Retail-only locations average approximately 4,200 square feet and tend to be located in upscale shopping areas. Compounds average approximately 9,300 square feet and are located primarily in resort destination locations. The retail stores sell a broad assortment of branded Tommy Bahama products including the Tommy Bahama, Indigo Palms and Island Soft labels.

       We believe that Viewpoint's retail-only and compound locations present an effective method of merchandising Viewpoint's product line in a way that brings depth to the Tommy Bahama brand's image and builds consumer loyalty. The average sales ticket in March 2003 in a retail only store was approximately $130. The average sales ticket in March 2003 in the retail store component of a compound was approximately $124. In addition, Viewpoint believes that average cost per lunch and dinner in the restaurant component of a compound is $15-$20 and $30-$45, respectively. Overall, Viewpoint's retail-only and the retail portion of compound locations open at least fourteen months had average annual sales during the twelve months ended December 31, 2002 of $1,037 per square foot ($1,672 per square foot for the retail portion of compounds; $745 per square foot for retail-only stores). We believe that consumers who purchase Tommy Bahama products at Tommy Bahama stores also purchase Tommy Bahama products at Viewpoint's wholesale customer locations.

  SELECTION OF STORE LOCATIONS

       Viewpoint selects its store sites on the basis of demographic information, quality and nature of co-tenants, store visibility, and accessibility. Key demographics include population density, household income, tourism counts, and the amount of business that our wholesale company does in that market. Viewpoint also assesses the dollars spent on men's and women's apparel. Viewpoint locates its stores in resort areas, high end shopping centers and selected free-standing locations. Typically, Viewpoint seeks sites with co-tenant retail stores of moderate apparel brands like AnnTaylor, Banana Republic, and Talbots, or high end apparel brands like Armani, Burberry or Chanel. This strategy helps Viewpoint reach both the moderate customer, who sees Tommy Bahama as an aspirational brand, and the high end customer, who wears Tommy Bahama as weekend and casual attire. By selecting sites with high tourist counts, Viewpoint also attracts a consumer who sees Tommy Bahama as the perfect memory of a great getaway. We believe that there is a potential for 75-100 Tommy Bahama retail stores and compounds without significant conflict with participants in our distribution channels or our retailer customers.

  STORE OPENING COSTS

       Viewpoint's average net investment to open new retail stores has been approximately $900,000, which includes capital expenditures adjusted for landlord contributions and initial inventory at cost, net of payables. Viewpoint's retail stores, during their first twelve months of operations, have achieved average net sales of approximately $2.9 million, store level operating cash flow of approximately $700,000 and an average pretax cash return on investment of approximately 84%.

       Viewpoint's average net investment to open new compounds has been approximately $2.6 million, which includes capital expenditures adjusted for landlord contributions and initial inventory at cost, net of payables. Viewpoint's compounds, during their first twelve months of operations, have achieved average net sales of approximately $6.7 million, store level operating cash flow of approximately $1.2 million and an average pretax cash return on investment of approximately 48%.

DESIGN PROCESS AND SOURCING

       Design Process. In the design of its products, Viewpoint seeks to convey its brand image with high-quality fabrics and attention to detail. The styles and colors of Tommy Bahama clothing have remained largely consistent since Viewpoint's founding. Approximately 70% of the men's line carries over from season to season with minor variations. For example, the top selling item in each of the categories of products we produce has maintained the same basic model over the last nine years.

       The design process starts with an evaluation of the success of Viewpoint's current product lines. Every season, the design team decides to roll over certain items and to eliminate others. The design team then modifies colors and patterns from fabric swatches sent by Maxsend. The design team creates color palettes for 30 to 45 day delivery cycles with Holiday cycles more condensed than those for Spring and Fall. The design team then creates each season's line on paper and orders samples for each style from Maxsend. Once samples are delivered, Viewpoint makes any necessary alterations and, before finalizing the line, reviews these samples with its sales force. The sales force takes orders for the products for three to four months, capturing as many sales as possible before actual buys are placed.

       Sourcing. Viewpoint has a close ten-year relationship with Maxsend. While Viewpoint is free to source from multiple agents, Maxsend is engaged to work exclusively for Viewpoint. Almost all of Viewpoint's branded products are produced by third party suppliers in the Far East with Maxsend acting as Viewpoint's sourcing agent. Maxsend has consistently provided Viewpoint with high quality products and timely deliveries. With its strong working relationships with factories, Maxsend identifies unique patterns, fabrics and weaves that Viewpoint integrates into the design of its products. Maxsend maintains quality control personnel at each third party supplier's facility to ensure that Viewpoint's quality standards are met. Private label products are sourced from other producers in various parts of Asia. In most cases, Maxsend identifies what it believes is the best overall source for a particular product, but in all cases, Viewpoint has the right of final approval with respect to all final sourcing decisions. Viewpoint believes that choosing the most competitive countries for the sourcing of its products is critical to its competitiveness. The most competitive location to source a particular product depends on a variety of factors. These factors include availability of globally competitive fabric and other raw materials, labor and manufacturing costs, ability to meet quality standards, required lead times, logistics and the impact of international trade rules and trade preference agreements and legislation on apparel exports from that country to the United States.

       Viewpoint's largest manufacturer accounted for approximately 24.1% and 26.3% of purchases for fiscal 2002 and the twelve months ended December 31, 2002, respectively. Viewpoint's five largest suppliers accounted for approximately 57.7% and 59.7% of purchases for fiscal 2002 and the twelve months ended December 31, 2002, respectively.

       Viewpoint requires all third party producers who manufacture for it to abide by a stringent code of conduct that sets guidelines for employment practices such as wages and benefits, working hours, health and safety, working age and disciplinary practices, and for environmental, ethical and legal mattes. Viewpoint regularly assesses manufacturing and finishing facilities to see if they are complying with its code of conduct.

Viewpoint's program includes periodic on-site facility inspections and continuous improvement activities. Viewpoint also hires independent monitors to supplement its efforts.

DISTRIBUTION

       Viewpoint imports its products from third party producers to its distribution center in Auburn, Washington. At its distribution center, the products are inspected, sorted, packed and shipped to Viewpoint's retail locations and wholesale customers. The distribution facility is designed to allow for high-density cube storage and utilizes software to provide inventory management and controls. Product transport management is coordinated from this facility and the warehouse performs pick and pack service as well. Because Viewpoint does not utilize pre-packs, it can ship according to item size and color. Viewpoint's wholesale customers pay for freight and orders are delivered to accounts by a customer's selected shipper in the case of larger orders and by Federal Express in the case of smaller orders. Viewpoint divides its delivery schedule into three seasons, Spring, Fall and Holiday.

COMPETITION

       The sale of branded apparel products through retail stores and through the wholesale channel is a highly competitive business with numerous competitors. Viewpoint focuses on the bridge price category, which we believe is an underserved market. Viewpoint's direct competition in the bridge market generally consists of a number of smaller competitors. However, Viewpoint's products compete for consumer dollars with products in the luxury and better categories. Luxury lifestyle brands, such as Giorgio Armani, Hugo Boss and Ermenegildo Zegna, that compete with Viewpoint's Tommy Bahama menswear products are generally sold in upscale independent or manufacturer-owned specialty retail stores and upscale department stores. Better brands, such as Ralph Lauren, Banana Republic, Tommy Hilfiger and Nautica, that compete with Viewpoint's Tommy Bahama menswear products are generally sold in upscale independent or manufacturer-owned specialty retail stores and upscale department stores. Viewpoint's women's line competes against brands such as Dana Buchman, Eileen Fisher, Lily Pulitzer, Polo Ralph Lauren and St. John Knits. Viewpoint's retail stores compete with individual and chain fashion specialty stores, department stores, discount retailers and direct marketers.

       Competition within the apparel and retail industry is based upon styling, marketing, price, quality, customer service, consumer recognition and preference and store design and location. We believe that Viewpoint competes effectively with regard to all of these factors. Successful competition in styling and marketing is related to Viewpoint's ability to foresee changes and trends in fashion and consumer preference and to present appealing product programs to its customers. Successful competition in price, quality and customer service is related to Viewpoint's ability to maintain efficiency in sourcing and distribution.

TRADE REGULATION

       International trade agreements, trade preference arrangements and trade legislation are less important to Viewpoint than to many apparel companies. Most cotton, wool and man-made fiber apparel imports into the United States are highly restricted. The silk products that comprise the majority of Viewpoint's imports are not as highly restricted.

       There are two key types of restrictions for apparel imports. First, the duty rates on most cotton and wool apparel products are in the 15% to 20% range. Duty rates for man-made fiber products can be as high as 25% to 30%. In contrast, the duty rates on silk apparel are generally less than 5%. Second, the United States has implemented restrictive quotas on the importation of most cotton, wool and man-made fiber textile and apparel product categories from most of the major apparel-producing countries. Quota restraints place numerical limits on the quantity of garments that may be imported into the U.S. in a given year on a by country and by product category basis. The affect of these quotas is to limit the amount of apparel in categories subject to quota that can be sourced in the countries that offer the most competitive fabrics and most competitive apparel manufacturing. As a result, a substantial portion of cotton, wool and man-made fiber apparel imported into the U.S. is sourced from countries that would not be the most competitive producers in the absence of quotas. Silk apparel is free from quota restraints and may be sourced in the countries that offer the most competitive silk fabrics and the most competitive apparel manufacturing. Thus, the impact of quota restrictions on Viewpoint is much less than it is on many other apparel companies.

       Through December of 1994, these restraints were controlled pursuant to the Multi-Fiber Arrangement, or MFA, an international textile trade agreement to which the United States was a party. During the Uruguay Round of the General Agreement of Tariffs and Trade, the United States and other countries negotiated a successor agreement to the MFA known as the Agreement on Textiles and Clothing ATC, which became effective on January 1, 1995.

       The ATC requires that importing countries gradually phase out over a ten-year period approximately half of the restrictive quotas on the importation of textiles and apparel products that were in place on December 31, 1994. The remaining quotas are to be eliminated on January 1, 2005. However, the ATC gives importing countries such as the United States significant discretion in determining when during the ten-year period quotas on particular products from particular countries will be eliminated. The United States has announced a plan that will keep quotas on most cotton, wool and man-made fiber apparel categories for the entire ten-year period. In addition, the ATC permits importing countries, under certain conditions, to impose new quotas on the importation of textile and apparel products during the ten-year phase out period. As a result, we believe the extent to which the ATC will liberalize trade in cotton, wool and man-made fiber products from now until January 1, 2005 is not material. Since silk is already quota-free, the ATC is unlikely to have any impact on sourcing of silk apparel.

       When the ATC is fully implemented on January 1, 2005, the competitiveness of many countries as apparel sourcing locations will change significantly. Currently, we believe that the presence of quotas imposes a non-market restriction on where apparel is sourced and prevents a substantial portion of cotton, wool and man-made fiber apparel destined for the U.S. market from being sourced in the countries that offer most competitive cotton, wool and man-made fiber fabric and the most competitive apparel garment manufacturing. We believe that generally the most competitive fabrics and apparel manufacturing, absent the non-market restrictions created by quotas, are in Asia and the Indian sub-continent. Consequently, we believe that the elimination of quotas will result in reduced apparel sourcing in the western hemisphere and increased apparel sourcing in Asia and the Indian sub-continent. The market forces that are likely to shift cotton, wool and man-made fiber apparel sourcing out of the western hemisphere upon the elimination of quotas may be partially offset by the reduced or zero duty rates offered by free trade agreements and trade preference programs applicable to western hemisphere countries particularly those in Latin America and the Caribbean Basin. We believe that the silk fabrics and apparel manufacturing available in China are globally competitive. Since silk is already quota free, Viewpoint already sources substantially all its silk apparel in China.

       Currently, there are various free trade agreements and trade preference legislation that provide apparel importers including us with relief from duties and quotas. These include, but are not limited to, the United States-Caribbean Basin Trade Partnership Act, the African Growth and Opportunity Act, the North American Free Trade Agreement, the Israel Free Trade Agreement and the Andean Trade Promotion and Drug Eradication. In addition, the United States is engaged in discussions regarding various proposals including the Central America Free Trade Agreement, Chile Free Trade Agreement and Free Trade of the Americas Agreement. Because silk products are quota free and subject to duty rates less than 5%, we do not expect any of these agreements to have a material impact on where Viewpoint sources its core silk products.

INTELLECTUAL PROPERTY

       Viewpoint sells most of its products under a number of trademarks which it owns, including:

       - Tommy Bahama;

       - Indigo Palms;

       - Island Soft;

       - Original Island Sport; and

       - Bungalow Brand.

       Viewpoint also licenses its brands under a number of licensing agreements for products including shoes, handbags, indoor and outdoor furniture and women's swimwear. Paradise Shoe Company, LLC, which is 50% owned by Viewpoint, holds the license for Tommy Bahama branded shoes, belts and socks. Viewpoint sells products in Canada under a licensing arrangement with Jaytex Group. For additional information about licensed products, see "-- Viewpoint's
Products -- Licensed Products."

BACKLOG

       As of December 31, 2002, Viewpoint had Spring season booked orders amounting to approximately $88.7 million, as compared to $81.5 million as of December 31, 2001. A majority of these orders will be or were shipped within four months after each such date.

PROPERTIES

       Viewpoint leases an approximately 55,000 square foot operations facility in Seattle, Washington. The lease of this facility expires in August 2004. Viewpoint is negotiating a new lease and, alternatively, is searching for another property for this facility. Viewpoint has a 240,000 square foot distribution center in Auburn, Washington. The lease on the Auburn center has a five-year term and a five-year renewal option. Viewpoint also leases a 21,000 square foot facility in New York, New York, where its licensing, accounting and finance offices are held.

       Viewpoint operates 24 retail stores (including three outlets) and six compounds. Viewpoint leases the space for these retail operations from third parties. The leases expire at various dates between 2004 and 2019. Minimum rent commitments under non-cancelable leases as of December 31, 2002 totaled $2.5 million, $10.6 million, $10.6 million, $9.2 million and $8.7 million in the fourth quarter of fiscal 2003, fiscal 2004, fiscal 2005, fiscal 2006 and fiscal 2007, respectively. As of that date, Viewpoint had minimum annual rental commitments under non-cancelable leases of $42.3 million in years after fiscal 2007.

       Typically, when space is leased for a retail store, all improvements, including interior walls, floors, ceilings, fixtures and decorations are supplied by Viewpoint. In certain cases, the landlord of the property may provide a construction allowance to fund all or a portion of the cost of improvements. Lease terms are typically ten years and usually include a fixed minimum rent plus a contingent rent based on the store's annual sales in excess of a specified amount. Viewpoint typically pays certain operating costs such as common area maintenance, utilities, insurance and taxes.

LEGAL PROCEEDINGS

       From time to time, Viewpoint is a party to litigation arising in the ordinary course of business. Viewpoint is not currently a party to any litigation that we believe could reasonably be expected to have a material adverse effect on its results of operations or financial condition.

EMPLOYEES

       As of December 31, 2002, Viewpoint employed 1,345 persons, of which 345 worked in Viewpoint's wholesale business and 1,000 worked in Tommy Bahama retail locations. During seasonal peaks, Viewpoint employs temporary employees to supplement its retail and warehouse operations. All of Viewpoint's employees work in the United States. Viewpoint believes its employee relations are good.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
OXFORD INDUSTRIES, INC. AND SUBSIDIARIES
     Supplemental Consolidating Financial Data of Subsidiary
      Guarantors (Unaudited)................................    F-2
VIEWPOINT INTERNATIONAL, INC.
     Independent Auditor's Report...........................    F-8
     Consolidated Balance Sheets at March 31, 2002 and
      2001..................................................    F-9
     Consolidated Statements of Income for the years ended
      March 31, 2002, 2001 and 2000.........................   F-10
     Consolidated Statements of Shareholders' Equity
      (Deficiency) for the years ended March 31, 2002, 2001
      and 2000..............................................   F-11
     Consolidated Statements of Cash Flows for the years
      ended March 31, 2002, 2001 and 2000...................   F-12
     Notes to Consolidated Financial Statements.............   F-14
     Unaudited Consolidated Balance Sheets at December 31,
      2002 and 2001.........................................   F-28
     Unaudited Consolidated Statements of Income for the
      nine months ended December 31, 2002 and 2001..........   F-29
     Unaudited Consolidated Statements of Shareholders'
      Equity (Deficiency) for the nine months ended December
      31, 2002 and 2001.....................................   F-30
     Unaudited Consolidated Statements of Cash Flows for the
      nine months ended December 31, 2002 and 2001..........   F-31
     Notes to Unaudited Consolidated Financial Statements...   F-33

 SUPPLEMENTAL CONSOLIDATING FINANCIAL DATA OF SUBSIDIARY GUARANTORS (UNAUDITED)

     Not all of our subsidiaries will guarantee the notes we expect to issue in connection with the Viewpoint acquisition. Each subsidiary guarantor is directly or indirectly 100% owned by Oxford and all guarantees are full, unconditional, joint and several. Set forth below are the consolidated financial statements as of May 31, 2002 and February 28, 2003 and for the year ended May 31, 2002 and the nine months ended February 28, 2003. We have used the equity method with respect to investment in subsidiaries.

                            OXFORD INDUSTRIES, INC.

                 UNAUDITED CONSOLIDATED COMBINED BALANCE SHEET
                                  MAY 31, 2002

                                               OXFORD
                                             INDUSTRIES       SUBSIDIARY     SUBSIDIARY     CONSOLIDATING   CONSOLIDATED
                                              (PARENT)        GUARANTORS   NON-GUARANTORS    ADJUSTMENTS       TOTAL
                                          -----------------   ----------   --------------   -------------   ------------
                                                                         ($ IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents.............      $ 16,214         $    194       $   648         $    535        $ 17,591
  Receivables...........................       (10,427)         111,977(1)     30,769          (29,121)        103,198
  Inventories...........................        72,111           10,595         1,835               --          84,541
  Prepaid expenses......................         8,743              346           665               --           9,754
                                              --------         --------       -------         --------        --------
     Total Current Assets...............        86,641          123,112        33,917          (28,586)        215,084
Property, Plant and Equipment, net......        19,223            1,392         6,572                1          27,188
Other Assets, Net.......................        38,844            5,110         1,224          (36,937)          8,241
                                              --------         --------       -------         --------        --------
          Total Assets..................      $144,708         $129,614       $41,713         $(65,522)       $250,513
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Trade accounts payable................      $ 50,363         $  6,604       $14,986         $(28,633)       $ 43,320
  Accrued compensation..................         9,117            1,365         2,270               --          12,752
  Other accrued expenses................         9,598            3,400           832               (2)         13,828
  Current maturities of long-term
     debt...............................           216               39            --               --             255
                                              --------         --------       -------         --------        --------
          Total Current Liabilities.....        69,294           11,408        18,088          (28,635)         70,155
Long-Term Debt, less current
  maturities............................           129               10            --               --             139
Noncurrent Liabilities..................       (78,148)          79,358         3,267               23           4,500
Deferred Income Taxes...................         2,432           (1,929)           15               --             518
          Total
            Stockholders'/invested
            equity......................       151,001           40,767        20,343          (36,910)        175,201
                                              --------         --------       -------         --------        --------
          Total Liabilities and
            Stockholders' Equity........      $144,708         $129,614       $41,713         $(65,522)       $250,513
                                              ========         ========       =======         ========        ========

---------------

(1) $106,623 of these receivables are related to our securitization facility which will be terminated upon completion of the Viewpoint acquisition.

       SUPPLEMENTAL CONSOLIDATING FINANCIAL DATA OF SUBSIDIARY GUARANTORS
                           (UNAUDITED) -- (CONTINUED)

                            OXFORD INDUSTRIES, INC.

                 UNAUDITED CONSOLIDATED COMBINED BALANCE SHEET
                               FEBRUARY 28, 2003

                                     OXFORD
                                   INDUSTRIES   SUBSIDIARY     SUBSIDIARY     CONSOLIDATING   CONSOLIDATED
                                    (PARENT)    GUARANTORS   NON-GUARANTORS    ADJUSTMENTS       TOTAL
                                   ----------   ----------   --------------   -------------   ------------
                                                              ($ IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents......   $  5,100     $    189       $ 1,171         $     66        $  6,526
  Receivables....................    (22,997)     162,087(1)     45,941          (35,151)        149,880
  Inventories....................     88,388        8,456         2,040                1          98,885
  Prepaid expenses...............      8,828          271           415                1           9,515
                                    --------     --------       -------         --------        --------
     Total Current Assets........     79,319      171,003        49,567          (35,083)        264,806
Property, Plant and Equipment,
  Net............................     16,978          890         5,705               --          23,573
Deferred Income Taxes............        720           --            --               (1)            719
Other Assets, Net................     43,916        5,101         1,784          (41,784)          9,017
                                    --------     --------       -------         --------        --------
          Total Assets...........   $140,933     $176,994       $57,056         $(76,868)       $298,115
                                    ========     ========       =======         ========        ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current Liabilities:
  Notes payable..................   $     --     $ 10,000       $    --         $     --        $ 10,000
  Trade accounts payable.........     57,074        6,972        29,850          (35,138)         58,758
  Accrued compensation...........     15,661        1,181         2,367               (1)         19,208
  Other accrued expenses.........     14,231        3,639         1,361               --          19,231
  Current maturities of long-term
     debt........................        117           10            --                1             128
                                    --------     --------       -------         --------        --------
          Total Current
            Liabilities..........     87,083       21,802        33,578          (35,138)        107,325
Long-Term Debt, less current
  maturities.....................         19           10            --               --              29
Noncurrent Liabilities...........   (110,038)     109,848         4,610               80           4,500
Deferred Income Taxes............      1,795       (1,810)           15               --              --
          Total
           Stockholders'/invested
            equity...............    162,074       47,144        18,853          (41,810)        186,261
                                    --------     --------       -------         --------        --------
          Total Liabilities and
            Stockholders'
            Equity...............   $140,933     $176,994       $57,056         $(76,868)       $298,115
                                    ========     ========       =======         ========        ========

---------------

(1) $151,406 of these receivables are related to our securitization facility which will be terminated upon completion of the Viewpoint acquisition.

       SUPPLEMENTAL CONSOLIDATING FINANCIAL DATA OF SUBSIDIARY GUARANTORS
                           (UNAUDITED) -- (CONTINUED)

                            OXFORD INDUSTRIES, INC.

             UNAUDITED CONSOLIDATED COMBINED STATEMENT OF EARNINGS
                        TWELVE MONTHS ENDED MAY 31, 2002

                                     OXFORD
                                   INDUSTRIES   SUBSIDIARY     SUBSIDIARY     CONSOLIDATING   CONSOLIDATED
                                    (PARENT)    GUARANTORS   NON-GUARANTORS    ADJUSTMENTS       TOTAL
                                   ----------   ----------   --------------   -------------   ------------
Net Sales........................   $616,686     $76,160        $39,555         $(55,137)       $677,264
Cost of goods sold...............    494,058      50,657            925           (1,624)        544,016
                                    --------     -------        -------         --------        --------
Gross Profit.....................    122,628      25,503         38,630          (53,513)        133,248
Selling, general and
  administrative.................    114,427      17,673         36,587          (52,958)        115,729
                                    --------     -------        -------         --------        --------
Earnings Before Interest and
  Taxes..........................      8,201       7,830          2,043             (555)         17,519
Interest expense (income), net...      2,094      (1,169)          (126)            (556)            243
Income from equity investment in
  subsidiaries...................      7,223          38             --           (7,261)             --
                                    --------     -------        -------         --------        --------
Earnings Before Income Taxes.....     13,330       9,037          2,169           (7,260)         17,276
Income taxes.....................      2,758       3,150            796               --           6,704
                                    --------     -------        -------         --------        --------
Net Earnings.....................   $ 10,572     $ 5,887        $ 1,373         $ (7,260)       $ 10,572
                                    ========     =======        =======         ========        ========

       SUPPLEMENTAL CONSOLIDATING FINANCIAL DATA OF SUBSIDIARY GUARANTORS
                           (UNAUDITED) -- (CONTINUED)

                            OXFORD INDUSTRIES, INC.

             UNAUDITED CONSOLIDATED COMBINED STATEMENT OF EARNINGS
                      NINE MONTHS ENDED FEBRUARY 28, 2003

                                     OXFORD
                                   INDUSTRIES   SUBSIDIARY     SUBSIDIARY     CONSOLIDATING   CONSOLIDATED
                                    (PARENT)    GUARANTORS   NON-GUARANTORS    ADJUSTMENTS       TOTAL
                                   ----------   ----------   --------------   -------------   ------------
Net Sales........................   $519,302     $60,126        $29,042         $(41,941)       $566,529
Cost of goods sold...............    405,351      40,638          1,821              158         447,968
                                    --------     -------        -------         --------        --------
Gross Profit.....................    113,951      19,488         27,221          (42,099)        118,561
Selling, general and
  administrative.................     96,143      10,433         27,936          (42,050)         92,462
                                    --------     -------        -------         --------        --------
Earnings Before Interest and
  Taxes..........................     17,808       9,055           (715)             (49)         26,099
Interest expense (income), net...        972        (704)           (70)             (49)            149
Income from equity investment in
  subsidiaries...................      4,827          30             --           (4,857)             --
                                    --------     -------        -------         --------        --------
Earnings Before Income Taxes.....     21,663       9,789           (645)          (4,857)         25,950
Income taxes.....................      5,965       3,415            870               --          10,250
                                    --------     -------        -------         --------        --------
NET EARNINGS.....................   $ 15,698     $ 6,374        $(1,515)        $ (4,857)       $ 15,700
                                    ========     =======        =======         ========        ========

       SUPPLEMENTAL CONSOLIDATING FINANCIAL DATA OF SUBSIDIARY GUARANTORS
                           (UNAUDITED) -- (CONTINUED)

                            OXFORD INDUSTRIES, INC.

             UNAUDITED CONSOLIDATED COMBINED STATEMENT OF CASH FLOW
                        TWELVE MONTHS ENDED MAY 31, 2002

                                     OXFORD
                                   INDUSTRIES   SUBSIDIARY     SUBSIDIARY     CONSOLIDATING   CONSOLIDATED
                                    (PARENT)    GUARANTORS   NON-GUARANTORS    ADJUSTMENTS       TOTAL
                                   ----------   ----------   --------------   -------------   ------------
                                                              ($ IN THOUSANDS)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net earnings.....................   $ 10,572     $  5,887        $1,372         $  (7,259)      $10,572
Adjustments to reconcile net
  earnings to net cash used in
  operating activities:
  Depreciation and
     amortization................      5,609        3,352           648              (721)        8,888
  (Gain) loss on sale of
     property, plant and
     equipment...................        (37)           4             3                (1)          (31)
Changes in working capital.......     92,160        8,782        (1,031)         (109,512)       (9,601)
Deferred income taxes............      1,318         (951)           --             2,477         2,844
Income from equity investment in
  subsidiaries...................     (7,223)         (37)           --             7,260            --
Other assets, net................        (21)       7,002          (267)           (6,999)         (285)
                                    --------     --------        ------         ---------       -------
     NET CASH PROVIDED BY (USED
       IN) OPERATING
       ACTIVITIES................    102,378       24,039           725          (114,755)       12,387
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Purchases of property, plant
     and equipment...............     (1,235)         (71)         (223)                1        (1,528)
  Proceeds from sale of property,
     plant and equipment.........        347           10            19               721         1,097
                                    --------     --------        ------         ---------       -------
     NET CASH (USED IN) PROVIDED
       BY INVESTING ACTIVITIES...       (888)         (61)         (204)              722          (431)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
Short-term debt repayments.......         --      (56,000)           --            56,000            --
Long-term debt repayments........     (7,232)         (36)         (684)            7,684          (268)
  Change in intercompany
     payable.....................    (88,697)      38,644            --            50,053            --
  Proceeds from exercise of stock
     options.....................      1,993           --            --                --         1,993
  Dividends on common stock......      1,011       (7,287)           --                 1        (6,275)
                                    --------     --------        ------         ---------       -------
     NET CASH (USED IN) PROVIDED
       BY FINANCING ACTIVITIES...    (92,925)     (24,679)         (684)          113,738        (4,550)
Net change in cash and cash
  equivalents....................      8,565         (701)         (163)             (295)        7,406
Cash and cash equivalents at the
  beginning of year..............      7,649          895           811               830        10,185
                                    --------     --------        ------         ---------       -------
Cash and cash equivalents at the
  end of year....................   $ 16,214     $    194        $  648         $     535       $17,591
                                    ========     ========        ======         =========       =======

       SUPPLEMENTAL CONSOLIDATING FINANCIAL DATA OF SUBSIDIARY GUARANTORS
                           (UNAUDITED) -- (CONTINUED)

                            OXFORD INDUSTRIES, INC.

             UNAUDITED CONSOLIDATED COMBINED STATEMENT OF CASH FLOW
                      NINE MONTHS ENDED FEBRUARY 28, 2003

                                        OXFORD
                                      INDUSTRIES   SUBSIDIARY     SUBSIDIARY     CONSOLIDATING   CONSOLIDATED
                                       (PARENT)    GUARANTORS   NON-GUARANTORS    ADJUSTMENTS       TOTAL
                                      ----------   ----------   --------------   -------------   ------------
                                                                 ($ IN THOUSANDS)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net earnings........................   $ 15,698     $  6,374       $(1,514)         $(4,858)       $ 15,700
Adjustments to reconcile net
  earnings to net cash used in
  operating activities:
  Depreciation and amortization.....      3,414          556           514               --           4,484
  (Gain) loss on sale of property,
    plant and equipment.............        (63)          (2)           65               --              --
Changes in working capital..........     14,095      (47,544)          362           (1,061)        (34,148)
Deferred income taxes...............     (1,357)         191            --              586            (580)
Income from equity investment in
  subsidiaries......................     (4,827)         (30)                         4,857              --
Other assets, net...................       (273)          11          (560)             (11)           (833)
                                       --------     --------       -------          -------        --------
    NET CASH PROVIDED BY (USED IN)
       OPERATING ACTIVITIES.........     26,687      (40,444)       (1,133)            (487)        (15,377)
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Purchases of property, plant and
    equipment.......................     (1,217)        (125)          (68)              --          (1,410)
  Proceeds from sale of property,
    plant and equipment.............        140          103           356               (1)            598
                                       --------     --------       -------          -------        --------
    NET CASH (USED IN) PROVIDED BY
       INVESTING ACTIVITIES.........     (1,077)         (22)          288               (1)           (812)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Short-term debt repayments........         --       10,000            --               --          10,000
  Long-term debt repayments.........       (208)         (29)           --               --            (237)
Change in intercompany payable......    (31,878)      30,490         1,368               20
  Proceeds from exercise of stock
    options.........................         95           --            --               --              95
  Dividends on common stock.........     (4,733)          --            --               (1)         (4,734)
                                       --------     --------       -------          -------        --------
NET CASH (USED IN) PROVIDED BY
  FINANCING ACTIVITIES..............    (36,724)      40,461         1,368               19           5,124
Net change in cash and cash
  equivalents.......................    (11,114)          (5)          523             (469)        (11,065)
Cash and cash equivalents at the
  beginning of period...............     16,214          194           648              535          17,591
                                       --------     --------       -------          -------        --------
Cash and cash equivalents at the end
  of period.........................   $  5,100     $    189       $ 1,171          $    66        $  6,526
                                       ========     ========       =======          =======        ========

                          INDEPENDENT AUDITOR'S REPORT

To the Shareholders
Viewpoint International, Inc. and Subsidiaries

       We have audited the accompanying consolidated balance sheets of Viewpoint International, Inc. and Subsidiaries as of March 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity (deficiency) and cash flows for each of the three years in the period ended March 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Viewpoint International, Inc. and Subsidiaries as of March 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

                                            /s/ Mahoney Cohen & Company, CPA,
                                                         P.C.

New York, New York
June 6, 2002

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                            MARCH 31, 2002 AND 2001

                                                                 2002         2001
                                                              ----------   ----------
                                                              ($ IN THOUSANDS, EXCEPT
                                                                PER SHARE AMOUNTS)
                               ASSETS (NOTES 7 AND 9)
Current assets:
  Cash and cash equivalents.................................   $  2,620     $  6,093
  Cash equivalent -- restricted (Note 9)....................      8,197       15,114
  Due from factor (Note 4)..................................     40,605       38,527
  Accounts receivable, net of allowance for doubtful
    accounts of approximately $45 in 2002 and $59 in 2001...      3,053        6,973
  Royalties receivable -- Paradise Shoe Company LLC (Note
    6)......................................................        722          373
  Inventories...............................................     24,671       22,378
  Prepaid income taxes......................................      1,835           --
  Deferred income taxes (Note 12)...........................        353        1,986
  Prepaid expenses and other current assets.................      5,512        6,235
                                                               --------     --------
         Total current assets...............................     87,568       97,679
Property and equipment, net (Note 5)........................     18,388       16,095
Other assets:
  Goodwill, net.............................................      5,537        5,537
  Deferred financing costs, net.............................        857        1,071
  Royalties receivable -- Paradise Shoe Company LLC (Note
    6)......................................................        187          211
  Investment in Paradise Shoe Company LLC (Note 6)..........        496          536
  Deferred income taxes (Note 12)...........................      1,855          986
  Marketable securities (Note 11)...........................        617           --
  Security deposits and other assets........................        595          339
                                                               --------     --------
         Total other assets.................................     10,144        8,680
                                                               --------     --------
                                                               $116,100     $122,454
                                                               ========     ========
                             LIABILITIES AND DEFICIENCY
Current liabilities:
  Accounts payable (Notes 3 and 13).........................   $ 19,355     $ 16,742
  Notes and bankers acceptances payable (Note 7)............     23,262       29,926
  Long-term debt -- current portion (Note 8)................      7,500        7,580
  Income taxes payable......................................         38       11,193
  Loans payable -- shareholders (Notes 9 and 10)............     10,103       16,579
  Accrued expenses and other current liabilities (Note 9)...     10,098       10,357
                                                               --------     --------
         Total current liabilities..........................     70,356       92,377
Long-term debt (Note 8).....................................     21,875       29,375
Deferred rent (Note 13).....................................      1,086          629
Deferred compensation (Note 11).............................        617           --
Subordinated notes payable -- shareholders (Note 9).........     25,448       24,572
Minority interests in subsidiaries..........................        137          224
Commitments and contingencies (Notes 9, 11 and 13)
Deficiency:
  Class A Voting Common Stock -- $.0001 par value:
    Authorized -- 40,000,000 shares
    Issued -- 29,325,000 shares.............................          3            3
  Class B Non-Voting Common Stock -- $.0001 par value:
    Authorized -- 675,000 shares
    Issued -- 675,000 shares................................         --           --
  Class C Voting Common Stock -- $.0001 par value:
    Authorized -- 6,200,000 shares
    Issued and outstanding -- 5,948,067 shares..............          1            1
  Additional paid-in capital................................     29,714       29,714
  Retained earnings and members' interests..................     67,064       43,146
                                                               --------     --------
                                                                 96,782       72,864
  Less: Treasury stock, at cost (Note 10)...................    100,201       97,587
                                                               --------     --------
         Total deficiency...................................     (3,419)     (24,723)
                                                               --------     --------
                                                               $116,100     $122,454
                                                               ========     ========

                            See accompanying notes.

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
               FOR THE YEARS ENDED MARCH 31, 2002, 2001 AND 2000

                                                             2002           2001           2000
                                                         ------------   ------------   ------------
                                                         ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales:
  Wholesale (Note 3)...................................  $   189,879    $   189,657    $   106,755
  Retail and restaurant................................       95,074         64,809         40,844
                                                         -----------    -----------    -----------
          Total net sales..............................      284,953        254,466        147,599
Cost of goods sold (Note 3)............................      138,503        134,789         79,354
                                                         -----------    -----------    -----------
Gross profit...........................................      146,450        119,677         68,245
Licensing income (Note 6)..............................        2,434          1,234            536
                                                         -----------    -----------    -----------
                                                             148,884        120,911         68,781
Operating expenses:
  Retail and restaurant................................       43,037         30,536         17,620
  Selling and shipping.................................       25,989         22,121         16,979
  General and administrative...........................       34,883         26,440         12,843
                                                         -----------    -----------    -----------
          Total operating expenses.....................      103,909         79,097         47,442
                                                         -----------    -----------    -----------
Operating income.......................................       44,975         41,814         21,339
Other expense (income):
  Interest expense, net of interest income of
     approximately $563 in 2002, $524 in 2001 and $123
     in 2000 (Note 9)..................................        7,517          2,725          1,535
  Equity in loss (income) of Paradise Shoe Company LLC
     (Note 6)..........................................          291            (80)          (111)
  Other income (Note 11)...............................          (14)           (32)            (5)
                                                         -----------    -----------    -----------
          Net other expense............................        7,794          2,613          1,419
                                                         -----------    -----------    -----------
Income before provision for income taxes and minority
  interests in net loss (income) of subsidiaries.......       37,181         39,201         19,920
Provision for income taxes (Note 12)...................       13,350         14,665          6,553
                                                         -----------    -----------    -----------
Income before minority interests in net loss (income)
  of subsidiaries......................................       23,831         24,536         13,367
Minority interests in net loss (income) of
  subsidiaries.........................................           87           (512)          (893)
                                                         -----------    -----------    -----------
Net income.............................................  $    23,918    $    24,024    $    12,474
                                                         ===========    ===========    ===========
Net income per common share -- basic...................  $      1.41    $       .85    $       .42
                                                         ===========    ===========    ===========
Net income per common share -- diluted.................  $      1.40    $       .85    $       .42
                                                         ===========    ===========    ===========
Weighted-average common shares outstanding -- basic....   16,994,476     28,218,421     30,000,000
                                                         ===========    ===========    ===========
Weighted-average common shares outstanding --diluted...   17,096,505     28,232,398     30,000,000
                                                         ===========    ===========    ===========

                            See accompanying notes.

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
               FOR THE YEARS ENDED MARCH 31, 2002, 2001 AND 2000

                                                               COMMON STOCK
                                        -----------------------------------------------------------
                                              CLASS A             CLASS B             CLASS C         ADDITIONAL
                                        -------------------   ----------------   ------------------    PAID-IN
                                          SHARES     AMOUNT   SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL
                                        ----------   ------   -------   ------   ---------   ------   ----------
                                                       ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Balance, April 1, 1999................  29,325,000    $  3    675,000    $ --           --    $ --     $ 1,885
Net income............................          --      --         --      --           --      --          --
                                        ----------    ----    -------    ----    ---------    ----     -------
Balance, March 31, 2000...............  29,325,000       3    675,000      --           --      --       1,885
Issuance of 5,948,067 shares of Class
  C Common Stock on February 9, 2001
  for cash (at $5.15 per share), net
  of related fees and expenses of
  approximately $3,320................          --      --         --      --    5,948,067       1      27,304
Repurchase of 18,278,591 shares of
  Class A Common Stock on February 9,
  2001 for cash of $79,112 and
  issuance of subordinated notes of
  $15,000 (total at $5.15 per
  share)..............................          --      --         --      --           --      --          --
Repurchase of 675,000 shares of Class
  B Common Stock on February 9, 2001
  for cash (at $5.15 per share).......          --      --         --      --           --      --          --
To allocate proceeds of subordinated
  notes payable to detachable warrants
  to purchase 102,222 shares of Class
  C Common Stock......................          --      --         --      --           --      --         525
Net income............................          --      --         --      --           --      --          --
                                        ----------    ----    -------    ----    ---------    ----     -------
Balance, March 31, 2001...............  29,325,000       3    675,000      --    5,948,067       1      29,714
Adjustment to treasury stock purchase
  price (Note 10).....................          --      --         --      --           --      --          --
Net income............................          --      --         --      --           --      --          --
                                        ----------    ----    -------    ----    ---------    ----     -------
Balance, March 31, 2002...............  29,325,000    $  3    675,000    $ --    5,948,067    $  1     $29,714
                                        ==========    ====    =======    ====    =========    ====     =======

                                        RETAINED
                                        EARNINGS
                                           AND               TREASURY STOCK
                                        MEMBERS'    ---------------------------------
                                        INTERESTS     SHARES      AMOUNT      TOTAL
                                        ---------   ----------   ---------   --------
                                         ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Balance, April 1, 1999................   $ 6,648            --   $      --   $  8,536
Net income............................    12,474            --          --     12,474
                                         -------    ----------   ---------   --------
Balance, March 31, 2000...............    19,122            --          --     21,010
Issuance of 5,948,067 shares of Class
  C Common Stock on February 9, 2001
  for cash (at $5.15 per share), net
  of related fees and expenses of
  approximately $3,320................        --            --          --     27,305
Repurchase of 18,278,591 shares of
  Class A Common Stock on February 9,
  2001 for cash of $79,112 and
  issuance of subordinated notes of
  $15,000 (total at $5.15 per
  share)..............................        --    18,278,591     (94,112)   (94,112)
Repurchase of 675,000 shares of Class
  B Common Stock on February 9, 2001
  for cash (at $5.15 per share).......        --       675,000      (3,475)    (3,475)
To allocate proceeds of subordinated
  notes payable to detachable warrants
  to purchase 102,222 shares of Class
  C Common Stock......................                      --          --        525
Net income............................    24,024            --          --     24,024
                                         -------    ----------   ---------   --------
Balance, March 31, 2001...............    43,146    18,953,591     (97,587)   (24,723)
Adjustment to treasury stock purchase
  price (Note 10).....................        --            --      (2,614)    (2,614)
Net income............................    23,918            --          --     23,918
                                         -------    ----------   ---------   --------
Balance, March 31, 2002...............   $67,064    18,953,591   $(100,201)  $ (3,419)
                                         =======    ==========   =========   ========

                            See accompanying notes.

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED MARCH 31, 2002, 2001 AND 2000

                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                     ($ IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................  $ 23,918   $ 24,024   $ 12,474
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Provision for doubtful accounts........................       (14)        59         --
     Depreciation and amortization..........................     3,841      2,739      1,716
     Interest amortization of discount on notes payable and
       deferred financing costs.............................       329         36         --
     Accrued interest on subordinated notes
       payable -- shareholders..............................       761         97         --
     Deferred income taxes..................................       764     (2,557)      (415)
     Deferred rent..........................................       456        378        251
     Equity in loss (income) of Paradise Shoe Company LLC...       291        (80)      (111)
     Gains on marketable securities.........................       (14)        --         --
     Minority interests in net income (loss) of
       subsidiaries.........................................       (87)       512        893
     Change in assets and liabilities:
       Due from factor......................................    (2,078)    (5,089)   (17,490)
       Accounts receivable..................................     3,934     (6,963)       (18)
       Royalties receivable -- Paradise Shoe Company LLC....      (325)      (210)      (373)
       Inventories..........................................    (2,293)    (5,157)    (8,293)
       Due from vendor......................................        --      8,338         --
       Prepaid income taxes.................................    (1,835)        --         --
       Prepaid expenses and other current assets............       722     (5,186)       729
       Security deposits and other assets...................      (272)       (45)        49
       Accounts payable.....................................     3,175      4,277      4,731
       Income taxes payable.................................   (11,154)     3,459      2,707
       Accrued expenses and other current liabilities.......      (261)     4,510      3,869
       Deferred compensation................................       617         --         --
                                                              --------   --------   --------
          Net cash provided by operating activities.........    20,475     23,142        719
                                                              --------   --------   --------
Cash flows from investing activities:
  Purchase of minority interest.............................        --     (7,449)        --
  Purchases of property and equipment.......................    (6,118)    (9,517)    (2,714)
  Investment in Paradise Shoe Company LLC...................      (250)        --       (250)
  Purchase of marketable securities.........................      (608)        --         --
  Sales of marketable securities............................         5         --         --
                                                              --------   --------   --------
          Net cash used in investing activities.............    (6,971)   (16,966)    (2,964)
                                                              --------   --------   --------
Totals carried forward......................................  $ 13,504   $  6,176   $ (2,245)
                                                              --------   --------   --------

                            See accompanying notes.

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONCLUDED)
               FOR THE YEARS ENDED MARCH 31, 2002, 2001 AND 2000

                                                                2002       2001      2000
                                                              --------   --------   -------
                                                                    ($ IN THOUSANDS)
Totals brought forward......................................  $ 13,504   $  6,176   $(2,245)
Cash flows from financing activities:
  Purchase of restricted cash equivalent....................        --    (15,000)       --
  Proceeds from restricted cash equivalent..................     6,917         --        --
  Payment of deferred financing costs.......................        --     (1,107)       --
  Increase (decrease) in cash overdraft.....................      (560)    (2,079)    1,710
  Proceeds from (repayments of) notes and acceptances
     payable, net...........................................    (6,664)     8,120     7,834
  Proceeds from long-term debt..............................        --     37,500       273
  Repayments of long-term debt..............................    (7,580)    (1,894)     (733)
  Repayment of loan payable -- member.......................        --       (175)       --
  Proceeds from (repayments of) loans
     payable -- shareholders, net...........................    (9,090)    12,648       185
  Proceeds from subordinated notes
     payable -- shareholders................................        --     10,000        --
  Issuance of common stock..................................        --     27,305        --
  Purchase of treasury stock................................        --    (82,587)       --
                                                              --------   --------   -------
          Net cash provided by (used in) financing
            activities......................................   (16,977)    (7,269)    9,269
                                                              --------   --------   -------
Net increase (decrease) in cash and cash equivalents........    (3,473)    (1,093)    7,024
Cash and cash equivalents, beginning of year................     6,093      7,186       162
                                                              --------   --------   -------
Cash and cash equivalents, end of year......................  $  2,620   $  6,093   $ 7,186
                                                              ========   ========   =======
                     SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest..................................................  $  6,282   $  2,434   $ 1,393
  Income taxes..............................................  $ 25,557   $ 13,983   $ 4,308

      SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

       In connection with an adjustment to the purchase price of treasury stock during the year ended March 31, 2002, the Company issued loans payable to shareholders totalling $2,615.

       In connection with the purchase of treasury stock during the year ended March 31, 2001, the Company issued subordinated notes payable to several shareholders totalling $15,000.

                            See accompanying notes.

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE YEARS ENDED MARCH 31, 2002, 2001 AND 2000
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 1 -- NATURE OF BUSINESS

       Viewpoint International, Inc. (the "Company") is an importer of men's and women's sportswear sold primarily to retail stores in the United States. Its wholly-owned subsidiaries, Tommy Bahama R&R Holdings, Inc. and Tommy Bahama R&R Holdings II, Inc. (collectively "Tommy Bahama Retail"), operate, through their wholly-owned subsidiaries, retail restaurants and clothing stores that sell products by and promote the "Tommy Bahama" brand name in the United States. The Company's majority-owned subsidiary, Paradise Neckwear Co. LLC is a manufacturer of men's neckwear sold primarily to retail stores in the United States.

  PRINCIPLES OF CONSOLIDATION

       The accompanying consolidated financial statements include the accounts of the Company, Tommy Bahama R&R Holdings, Inc. and its twenty-three wholly-owned subsidiaries, Tommy Bahama R&R Holdings II, Inc. and its four wholly-owned subsidiaries and Paradise Neckwear Co. LLC (hereinafter referred to collectively as the "Companies"). All significant intercompany transactions and balances have been eliminated in consolidation. Effective March 31, 2002, Tommy Bahama R&R Holdings II, Inc. was merged with and into Tommy Bahama R&R Holdings, Inc.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 CASH AND CASH EQUIVALENTS

       The Companies consider cash on hand, deposits in banks and short-term investments, with maturities of three months or less when purchased, as cash and cash equivalents.

 INVENTORIES

       Substantially all inventories are finished goods and are stated at the lower of cost (first-in, first-out method) or market. At March 31, 2002 and 2001, inventory in-transit was approximately $3,207 and $3,805, respectively.

 PROPERTY AND EQUIPMENT

       Property and equipment is recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by both the straight-line and accelerated methods over the assets' estimated lives ranging from three to seven years. Leasehold improvements are amortized over the lesser of the lease terms or the assets' useful lives. Upon sale or retirement of equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

  GOODWILL

       Goodwill represents the aggregate excess of the acquired cost of the minority interest in two retail stores over the fair value of their net assets on the date of acquisition. Commencing April 1, 2001, with the Company's adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), goodwill is no longer amortized and the Company is required to complete a test for impairment of goodwill annually, as well as a transitional goodwill impairment test within six months from the date of adoption. The Company has concluded its testing, on an individual store basis, as required by SFAS 142. The results of these tests did not indicate any impairment of the Company's recorded goodwill. SFAS 142 also requires disclosure of what

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

               FOR THE YEARS ENDED MARCH 31, 2002, 2001 AND 2000
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

net income would have been in all periods presented had SFAS 142 been in effect. The following table is provided to disclose what net income would have been had SFAS 142 been adopted in prior periods.

                                                     FOR THE YEAR ENDED MARCH 31,
                                                    ------------------------------
                                                      2002       2001       2000
                                                    --------   --------   --------
Reported net income...............................  $23,918    $24,024    $12,474
Add back: Goodwill amortization...................       --        205         --
                                                    -------    -------    -------
Adjusted net income...............................  $23,918    $24,229    $12,474
                                                    =======    =======    =======
Net income per common share -- basic, as
  reported........................................  $  1.41    $   .85    $   .42
                                                    =======    =======    =======
Net income per common share -- diluted, as
  reported........................................  $  1.40    $   .85    $   .42
                                                    =======    =======    =======
Adjusted net income per common share -- basic.....  $  1.41    $   .86    $   .42
                                                    =======    =======    =======
Adjusted net income per common share -- diluted...  $  1.40    $   .86    $   .42
                                                    =======    =======    =======

  DEFERRED FINANCING COSTS

       Costs incurred in the issuance of the subordinated notes payable -- shareholders, principally professional fees, are amortized by the straight-line method over the term of the notes (see Note 9).

       SFAS No. 141, "Business Combinations" ("SFAS 141"), specifies certain criteria for identifying, valuing and recording intangible assets separate from goodwill. SFAS 142 also prescribes the disclosure requirements for intangible assets that meet these criteria. The following schedule details the Company's deferred financing costs, which are included in the accompanying balance sheets at March 31:

                                                               2002     2001
                                                              ------   ------
Deferred financing costs....................................  $1,107   $1,107
Less: Accumulated amortization..............................     250       36
                                                              ------   ------
Net carrying amount.........................................  $  857   $1,071
                                                              ======   ======

       Amortization expense for the years ended March 31, 2002 and 2001 was approximately $214 and $36, respectively.

       The future amortization expense for each of the four succeeding years relating to the deferred financing costs currently recorded on the balance sheet is estimated to be the following:

YEAR ENDING
MARCH 31,
-----------
  2003......................................................   $214
  2004......................................................   $214
  2005......................................................   $214
  2006......................................................   $214

  REVENUE RECOGNITION

       Net sales from wholesale products are recognized upon transfer of title and risk of ownership to customers. Net sales from retail and restaurant sales are recognized when payment is tendered at the point of

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

               FOR THE YEARS ENDED MARCH 31, 2002, 2001 AND 2000
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

sale. Revenue is recorded net of discounts, as well as provisions for estimated returns, allowances and doubtful accounts. Licensing revenue is recognized as earned.

  INCOME TAXES

       The Company and Tommy Bahama Retail file consolidated income tax returns.

       The wholly-owned subsidiaries of Tommy Bahama Retail are all either limited liability companies or limited partnerships (collectively referred to as the "LLCs"). Limited liability companies and limited partnerships are not tax paying entities at the corporate level. Each member/partner is individually responsible for their share of the Companies' income or loss for income tax reporting purposes. Tommy Bahama Retail includes its respective share of the income and losses of the LLCs in its income tax returns.

 SHIPPING AND HANDLING COSTS

       The Company includes shipping and handling costs in selling and shipping expense. Shipping and handling costs for the years ended March 31, 2002, 2001 and 2000 amounted to approximately $3,619, $3,237 and $2,326, respectively.

 ADVERTISING EXPENSES

       Advertising expenses are charged to operations in the period in which they are incurred. Advertising expenses for the years ended March 31, 2002, 2001 and 2000 were approximately $2,084, $2,023 and $731, respectively.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

       The Company estimates the carrying value of its financial instruments approximates the fair value at the balance sheet date except for its $25,000 of subordinated notes payable -- shareholders (see Note 9). The estimated fair value of these notes are approximately $28,000 at March 31, 2002 based upon management's best estimate of interest rates that would be available to the Company for similar debt obligations.

 USE OF ESTIMATES

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 NET INCOME PER SHARE

       In accordance with SFAS No. 128, "Earnings Per Share," basic and diluted income per common share has been computed using the weighted-average number of shares of common stock outstanding during the period. Potentially dilutive securities outstanding at March 31, 2002 and 2001 which convert to common share equivalents consist of common stock warrants to purchase 102,222 shares of the Company's Class C Common Stock.

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

               FOR THE YEARS ENDED MARCH 31, 2002, 2001 AND 2000
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 RECENT ACCOUNTING PRONOUNCEMENTS

       In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the entity either settles the obligation for the amount recorded or incurs a gain or loss. SFAS 143 is effective for fiscal years beginning after June 15, 2002. Management believes that the adoption of this statement will not have a material effect on the Company's future results of operations.

       In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," ("SFAS 121") and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business." The FASB issued SFAS 144 to establish a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale. SFAS 144 broadens the presentation of discontinued operations in the income statement to include a component of an entity (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. SFAS 144 also requires that discontinued operations be measured at the lower of the carrying amount or fair value less cost to sell. SFAS 144 is effective for fiscal years beginning after December 15, 2001 and should be applied prospectively. Management is evaluating the effect of this statement on the Company's results of operations and financial position.

       In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections" ("SFAS 145"), which clarifies the criteria under which extinguishment of debt can be considered as extraordinary and rescinds the related SFAS Nos. 4 and 64 in addition to SFAS 44 and also makes technical corrections to other Statements of Financial Accounting Standards. The Company adopted SFAS 145 effective with the year ending March 31, 2002. The adoption of this statement had no immediate impact on the Company.

       In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"), which is effective for exit or disposal activities that are initiated after December 31, 2002, with earlier application encouraged. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of SFAS 146 are to be applied prospectively from the date of adoption. The Company has not yet assessed any potential impact the issuance of this standard may have on its financial position or future results of operations.

NOTE 3 -- CONCENTRATIONS OF RISK

 CASH AND CASH EQUIVALENTS

       The Companies are subject to a concentration of credit risk with respect to their cash and cash equivalents in excess of federally insured amounts.

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

               FOR THE YEARS ENDED MARCH 31, 2002, 2001 AND 2000
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

 ACCOUNTS RECEIVABLE

       The concentration of credit risk in the Company's accounts receivable is mitigated by the sale of a substantial portion of its accounts receivable to a commercial factor. The remaining accounts receivable are subject to the Company's credit evaluation process, reasonably short collection terms and the geographical dispersion of revenue. Credit losses have been within management's expectations.

  MAJOR CUSTOMERS

       During the year ended March 31, 2002, two customers accounted for approximately 13% and 10%, respectively, of the Company's sales. During the year ended March 31, 2001, one customer accounted for approximately 13% of the Company's sales.

  MAJOR SUPPLIERS

       During the years ended March 31, 2002, 2001 and 2000, 42%, 48% and 53%, respectively, of purchases were from two suppliers. At March 31, 2002 and 2001, the amounts due to these suppliers were approximately $4,932 and $6,152, respectively, and are included in accounts payable. Management believes that other suppliers could provide the materials on comparable terms.

NOTE 4 -- DUE FROM FACTOR

       The Company sells a substantial portion of its trade receivables to a commercial factor, without recourse, up to maximum credit limits established by the factor for each individual account. Receivables sold in excess of these limitations are subject to recourse in the event of non-payment by the customer. At March 31, 2002 and 2001, receivables subject to recourse were approximately $8,081 and $5,277, respectively. Under a tri-party agreement with the bank (see
Note 7) all factor proceeds are assigned to the bank.

NOTE 5 -- PROPERTY AND EQUIPMENT

       At March 31, property and equipment consists of:

                                                              2002      2001
                                                             -------   -------
Office machinery and equipment.............................  $   771   $   643
Furniture and fixtures.....................................    6,743     5,401
Computer equipment.........................................    2,767     1,782
Leasehold improvements.....................................   16,470    12,537
Kitchen equipment..........................................    1,547     1,489
Construction in progress...................................       67       395
                                                             -------   -------
                                                              28,365    22,247
Less: Accumulated depreciation and amortization............    9,977     6,152
                                                             -------   -------
                                                             $18,388   $16,095
                                                             =======   =======

NOTE 6 -- INVESTMENT IN PARADISE SHOE COMPANY LLC

       The Company has a 50% interest in Paradise Shoe Company LLC ("Paradise") which is accounted for under the equity method. Under this method, the Company's investment is adjusted for its proportionate share of Paradise's undistributed earnings or losses. The Company also has a royalty agreement with

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

               FOR THE YEARS ENDED MARCH 31, 2002, 2001 AND 2000
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Paradise based on a percentage of net sales. Royalties are payable 50% at the end of each quarter with the balance due eighteen months later. During the years ended March 31, 2002, 2001 and 2000, the Company charged Paradise royalties of approximately $519, $549 and $373, respectively.

NOTE 7 -- NOTES AND BANKERS ACCEPTANCES PAYABLE

       The Company has a financing agreement providing for a term loan (see Note
8) and a revolving line of credit. The agreement is renewable on an annual basis through March 31, 2006 provided that on each renewal date the Company is in compliance with the terms of the agreement. The revolving line of credit is subject to the following sublimits:

                                                             JUNE-    NOVEMBER-
                                                            OCTOBER      MAY
                                                            -------   ----------
Maximum amount available under the revolving line of
  credit..................................................  $40,000    $52,500
Maximum amount of bankers acceptances.....................  $35,000    $45,000
Maximum amount of cash advances...........................  $15,000    $20,000

       Borrowings are based on eligible factored accounts receivable and inventory, as defined, and bear interest at the 4-month LIBOR rate plus 2.75%, which on a weighted-average annual basis, amounted to 4.88% and 6.4% as of and for the year ended March 31, 2002, respectively. The agreement includes various covenants, as defined. The Company was in compliance with these covenants as of March 31, 2002. The Company has pledged substantially all of its assets as collateral and the debt is guaranteed by Tommy Bahama Retail and its wholly-owned subsidiaries.

NOTE 8 -- LONG-TERM DEBT

       At March 31, long-term debt consists of:

                                                              2002      2001
                                                             -------   -------
Term loan payable (see Note 7) in monthly installments of
  $625 through February 2006; plus interest at the 3-month
  LIBOR rate plus 3% (4.89% at March 31, 2002).............  $29,375   $36,875
Loans payable in monthly installments of $8, including
  interest at 5.6%.........................................       --        80
                                                             -------   -------
                                                              29,375    36,955
Less: Current portion......................................    7,500     7,580
                                                             -------   -------
                                                             $21,875   $29,375
                                                             =======   =======

       At March 31, 2002, maturities of long-term debt are as follows:

YEAR ENDING MARCH 31,
---------------------
2003........................................................   $ 7,500
2004........................................................     7,500
2005........................................................     7,500
2006........................................................     6,875
                                                               -------
                                                               $29,375
                                                               =======

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

               FOR THE YEARS ENDED MARCH 31, 2002, 2001 AND 2000
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 9 -- RELATED PARTY TRANSACTIONS

 LOANS PAYABLE -- SHAREHOLDERS

       During the year ended March 31, 2001, the Company borrowed $15,000 from four shareholders to purchase a certificate of deposit, which is pledged as collateral on the Company's credit facility. The deposit, which is in an automatically renewed 7-day certificate of deposit, earns interest at 2.39% at March 31, 2002. The shareholders are entitled to interest earned and, accordingly, interest expense charged to operations for the years ended March 31, 2002 and 2001 was approximately $378 and $114, respectively. In June 2001, the Company repaid three of the shareholders $7,170 plus accrued interest of approximately $126. At March 31, 2002 and 2001, loans payable -- shareholders includes approximately $367 and $114, respectively, of accrued interest.

       Additionally, included in loans payable -- shareholders at March 31, 2002 and 2001 is approximately $515 and $1,465, respectively, of a loan payable to a shareholder, which bears interest at the rate of 6% per annum and is due on demand. Included in the total is approximately $515 and $465 of accrued interest at March 31, 2002 and 2001, respectively. Interest expense charged to operations for the years ended March 31, 2002, 2001 and 2000 was approximately $50, $148 and $210, respectively.

  SUBORDINATED NOTES PAYABLE -- SHAREHOLDERS

       At March 31, 2002 and 2001, the Company has notes payable to several shareholders, which bear interest at 16% (effective rate of 17.05%), are due on March 31, 2006 and are subordinated to the Company's credit facility. Interest is payable quarterly at the rate of 13% and the remaining 3% accrues and is paid upon maturity. Interest expense charged to operations for the years ended March 31, 2002 and 2001 in connection with these notes was approximately $4,176 and $515, respectively. Included in accrued expenses and other current liabilities at March 31, 2002 and 2001 is approximately $824 and $418, respectively, of accrued interest. The notes include various covenants and restrictions, as defined. The Company has pledged substantially all of its assets as collateral and the debt is guaranteed by Tommy Bahama Retail and its wholly-owned subsidiaries.

       At March 31, subordinated notes payable -- shareholders is comprised of the following:

                                                              2002      2001
                                                             -------   -------
Face value.................................................  $25,000   $25,000
Unamortized discount.......................................     (410)     (525)
Accrued interest...........................................      858        97
                                                             -------   -------
                                                             $25,448   $24,572
                                                             =======   =======

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

               FOR THE YEARS ENDED MARCH 31, 2002, 2001 AND 2000
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  EMPLOYMENT CONTRACTS

       The Company has entered into employment contracts with three shareholders and a key employee expiring in 2006 that provide for minimum annual salaries and incentives based on the Company's attainment of specified levels of sales and earnings. The future minimum salaries are as follows:

YEAR ENDING MARCH 31,
---------------------
2003........................................................   $2,400
2004........................................................    2,400
2005........................................................    2,400
2006........................................................    2,000
                                                               ------
                                                               $9,200
                                                               ======

       Salaries and incentives to shareholders charged to operations for the years ended March 31, 2002 and 2001 amounted to approximately $3,178 and $3,811, respectively.

  CONSULTING CONTRACT

       The Company has entered into a consulting contract with a director expiring in 2006. Future minimum payments are as follows:

YEAR ENDING MARCH 31,
---------------------
2003........................................................   $  850
2004........................................................      850
2005........................................................      850
2006........................................................      708
                                                               ------
                                                               $3,258
                                                               ======

       Consulting fees to the related party charged to operations for the year ended March 31, 2002 were approximately $1,349.

  MANAGEMENT CONTRACT

       The Company has entered into a management contract with a shareholder calling for an advisory fee in annual payments of $300. The fee will be reduced to $200 per annum at such time as the shareholder and all of its affiliates collectively own less than 50% of the shares of the Company's Class C Common Stock.

       Advisory fees to the shareholder charged to operations for the years ended March 31, 2002 and 2001 amounted to approximately $300 and $50, respectively.

NOTE 10 -- SHAREHOLDERS' EQUITY

  COMMON STOCK

       On February 7, 2001, the Company amended and restated its Articles of Incorporation creating an additional class of Common Stock (Class C) and authorizing additional shares of Class A and B. Each existing share was converted into 20,000 shares of the same class. Accordingly, the accompanying consolidated financial statements give effect to the conversion for all periods presented.

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

               FOR THE YEARS ENDED MARCH 31, 2002, 2001 AND 2000
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  CONVERSION RIGHTS

       Each Class B share is convertible into one share of Class A at the option of the holder immediately prior to a public offering. If the offering does not occur, the conversion option is voided.

       Each Class C share is convertible into one share of Class A at the option of the holder at anytime. The convertible number of shares will be adjusted for any stock dividends, distributions, splits or mergers, as defined.

  LIQUIDATION PREFERENCE

       In the event of any liquidation, dissolution or winding up of the affairs of the Company, holders of Class C Common Stock are entitled to the greater of
(a) the amount they would receive after conversion of all shares to Class A Common Stock or (b) an amount equal to a compounded annual rate of return of 14.5% of the original purchase price of each share from the date of issuance ($5.15 per share) as adjusted for stock splits, dividends, combinations and the like, reduced by the aggregate amounts of dividends or other distributions paid to them from the original issue date through liquidation date.

  TREASURY STOCK

       At March 31, treasury stock consisted of the following:

                                                  SHARES       2002      2001
                                                ----------   --------   -------
Class A voting common stock...................  18,278,591   $ 96,726   $94,112
Class B non-voting common stock...............     675,000      3,475     3,475
                                                ----------   --------   -------
                                                18,953,591   $100,201   $97,587
                                                ==========   ========   =======

       In November 2001, the Company adjusted the purchase price of various shares purchased on February 9, 2001 by approximately $2,614. At March 31, 2002, approximately $1,392 of this amount was unpaid and is included in loans payable -- shareholders on the accompanying consolidated balance sheet.

  WARRANTS

       At March 31, 2002, there are outstanding warrants to purchase 102,222 shares of Class C Common Stock at $.01 per share. The warrants are exercisable anytime after August 9, 2002 and expire on February 9, 2008.

NOTE 11 -- EMPLOYEE BENEFIT PLANS

  401(K) PLAN

       The Company has a 401(k) plan for all eligible employees. Matching contributions to the plan are at the discretion of the Company. For the years ended March 31, 2002, 2001 and 2000, employer contributions to the plan were approximately $321, $258 and $208, respectively.

  DEFERRED COMPENSATION PLAN

       During the year ended March 31, 2002, the Company began a non-qualified, deferred compensation plan (the "Plan") for all eligible highly compensated employees, as defined. Participants may contribute up to 100% of their annual compensation, as defined. Participants are immediately vested in their contributions plus actual earnings thereon. Employer contributions are based on a discretionary matching contribution.

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

               FOR THE YEARS ENDED MARCH 31, 2002, 2001 AND 2000
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Participants become 100% vested in employer contributions after five years of service. There were no employer contributions during the year ended March 31, 2002.

       The assets of the Plan have been invested, as directed by employees, in marketable securities consisting primarily of mutual funds, and have been classified as trading securities, which are recorded at fair value on the consolidated balance sheet with the change in fair value during the period included in earnings. Included in other income on the accompanying consolidated statement of income for the year ended March 31, 2002 is approximately $13 of unrealized gains on these securities.

NOTE 12 -- INCOME TAXES

       The provision for income taxes for the years ended March 31, 2002, 2001 and 2000 consists of:

                                                      2002      2001      2000
                                                     -------   -------   ------
Federal:
  Current..........................................  $11,743   $16,355   $6,292
  Deferred.........................................      704    (1,872)    (382)
                                                     -------   -------   ------
                                                      12,447    14,483    5,910
                                                     -------   -------   ------
State and local:
  Current..........................................      843       867      676
  Deferred.........................................       60      (685)     (33)
                                                     -------   -------   ------
                                                         903       182      643
                                                     -------   -------   ------
                                                     $13,350   $14,665   $6,553
                                                     =======   =======   ======

       Reconciliations of the United States federal statutory income tax rates and the Company's effective tax rates are summarized as follows:

                                                             FOR THE YEAR ENDED
                                                                 MARCH 31,
                                                             ------------------
                                                             2002   2001   2000
                                                             ----   ----   ----
Statutory rate.............................................  35.0%  35.0%  35.0%
State and local income taxes -- net of federal income tax
  benefit..................................................   1.6     .3    2.1
Other, net.................................................   (.7)   2.1   (4.2)
                                                             ----   ----   ----
Effective rate.............................................  35.9%  37.4%  32.9%
                                                             ====   ====   ====

       Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

               FOR THE YEARS ENDED MARCH 31, 2002, 2001 AND 2000
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Significant components of the deferred income tax assets as of March 31, 2002 and 2001 are as follows:

                                                               2002     2001
                                                              ------   ------
Current portion:
  Inventory uniform capitalization..........................  $  164   $  153
  Inventory reserves........................................      --      760
  Accrued compensation......................................     194    1,051
  Other.....................................................      (5)      22
                                                              ------   ------
                                                                 353    1,986
                                                              ------   ------
Long-term portion:
  Depreciation and amortization.............................   1,197      747
  Deferred rent obligation..................................     413      239
  Deferred compensation.....................................     245       --
                                                              ------   ------
                                                               1,855      986
                                                              ------   ------
                                                              $2,208   $2,972
                                                              ======   ======

NOTE 13 -- COMMITMENTS AND CONTINGENCIES

 OPERATING LEASES

       The Companies lease office, showroom, store space and equipment under operating leases expiring in various years through 2019. The rental payments under store facility leases are based upon a minimum rental plus a percentage of the stores' sales in excess of stipulated amounts. Only the minimum rental portions are included in future commitments.

       At March 31, 2002, the aggregate approximate minimum annual rental commitments under non-cancelable leases are as follows:

YEAR ENDING MARCH 31,
---------------------
2003........................................................   $ 7,949
2004........................................................     8,482
2005........................................................     7,865
2006........................................................     7,463
2007........................................................     6,957
Thereafter..................................................    30,745
                                                               -------
                                                               $69,461
                                                               =======

       Rent expense for the years ended March 31, 2002, 2001 and 2000 amounted to approximately $9,720, $6,262 and $3,222, respectively. Rent expense for the years ended March 31, 2002, 2001 and 2000 also includes straight-line adjustments in accordance with Statement of Financial Accounting Standards No. 13 of approximately $456, $378 and $251, respectively. As of March 31, 2002 and 2001, obligations of approximately $1,086 and $629, respectively, representing future payments are reflected in the accompanying consolidated balance sheets.

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

               FOR THE YEARS ENDED MARCH 31, 2002, 2001 AND 2000
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  LETTERS OF CREDIT

       At March 31, 2002, the Company had approximately $7,641 of outstanding letters of credit under its credit facility. In addition, the Company has recorded approximately $2,516 of outstanding letters of credit as in-transit inventory, which is included in accounts payable on the accompanying consolidated balance sheet.

       In addition, the Company has issued three standby letters of credit totalling approximately $824 as security deposits for two of its leased premises and as collateral on a surety bond used for its insurance plan.

 SELF-INSURANCE PROGRAM

       The Company provides its employees basic and major medical insurance coverage through a limited self-insurance program. Claims processed and paid are reimbursed to a maximum per participant per contract year. Benefits in excess of this limit are covered by stop-loss insurance coverage.

 LITIGATION

       The Company is a defendant in various lawsuits which arose in the ordinary course of business. Management is vigorously defending the lawsuits and believes the outcomes will not have a material effect on the Company's financial condition.

NOTE 14 -- SEGMENTS

       The Company's business segments are wholesale and retail and restaurant operations. The wholesale operations consist of the importing of men's and women's sportswear sold primarily to retail stores throughout the United States. The retail and restaurant operations consist of retail clothing and restaurants that sell products by and promote the "Tommy Bahama" brand name in the United States.

       The accounting policies of the segments are consistent with those described in Note 2. All intercompany revenue and profits or losses are eliminated in consolidation. We evaluate each segment based upon earnings before interest and income taxes.

                                                 RETAIL AND
                                     WHOLESALE   RESTAURANT   ELIMINATIONS    TOTAL
                                     ---------   ----------   ------------   --------
March 31, 2002:
  Net sales........................  $221,760     $95,074       $(31,881)    $284,953
  Depreciation and amortization....  $  1,084     $ 2,757       $     --     $  3,841
  Earnings before interest and
     income taxes..................  $ 40,422     $ 4,837       $   (688)    $ 44,571
  Total assets.....................  $106,183     $38,739       $(28,822)    $116,100
  Purchases of property and
     equipment.....................  $  1,793     $ 4,325       $     --     $  6,118
March 31, 2001:
  Net sales........................  $212,808     $64,809       $(23,151)    $254,466
  Depreciation and amortization....  $    637     $ 2,102       $     --     $  2,739
  Earnings before interest and
     income taxes..................  $ 41,104     $ 2,697       $ (2,423)    $ 41,378
  Total assets.....................  $113,858     $38,836       $(30,240)    $122,454
  Purchases of property and
     equipment.....................  $  1,215     $ 8,302       $     --     $  9,517

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

               FOR THE YEARS ENDED MARCH 31, 2002, 2001 AND 2000
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 RETAIL AND
                                     WHOLESALE   RESTAURANT   ELIMINATIONS    TOTAL
                                     ---------   ----------   ------------   --------
March 31, 2000:
  Net sales........................  $121,240     $40,844       $(14,485)    $147,599
  Depreciation and amortization....  $    251     $ 1,465       $     --     $  1,716
  Earnings before interest and
     income taxes..................  $ 16,627     $ 4,791       $   (856)    $ 20,562
  Total assets.....................  $ 70,985     $18,928       $(11,960)    $ 77,953
  Purchases of property and
     equipment.....................  $    593     $ 2,121       $     --     $  2,714

NOTE 15 -- SUMMARIZED QUARTERLY DATA (UNAUDITED)

       The following is a summary of the quarterly results of operations for the periods ended March 31, 2002 and 2001:

                               MARCH 31,   DEC. 31,   SEPT. 30,   JUNE 30,
                                 2002        2001       2001        2001      TOTAL
                               ---------   --------   ---------   --------   --------
Net sales....................   $92,850    $62,253     $52,364    $77,486    $284,953
Gross profit.................   $46,871    $34,135     $25,463    $39,981    $146,450
Net earnings (loss)..........   $10,467    $ 5,945     $  (240)   $ 7,746    $ 23,918
Basic earnings (loss) per
  common share...............   $   .62    $   .35     $  (.01)   $   .45    $   1.41
Diluted earnings (loss) per
  common share...............   $   .61    $   .35     $  (.01)   $   .45    $   1.40

                               MARCH 31,   DEC. 31,   SEPT. 30,   JUNE 30,
                                 2001        2000       2000        2000      TOTAL
                               ---------   --------   ---------   --------   --------
Net sales....................   $98,446    $65,448     $32,726    $57,846    $254,466
Gross profit.................   $44,482    $33,366     $15,904    $25,925    $119,677
Net earnings.................   $ 9,060    $ 8,141     $   445    $ 6,378    $ 24,024
Basic earnings per common
  share......................   $   .40    $   .27     $   .01    $   .21    $    .85
Diluted earnings per common
  share......................   $   .40    $   .27     $   .01    $   .21    $    .85

              UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                         VIEWPOINT INTERNATIONAL, INC.

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                   UNAUDITED
                           DECEMBER 31, 2002 AND 2001

                                                                 2002          2001
                                                               ---------     ---------
                                                               ($ IN THOUSANDS, EXCEPT
                                                                 PER SHARE AMOUNTS)
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................   $  7,247      $  3,331
  Cash equivalent -- restricted.............................         --         8,147
  Due from factor...........................................     23,463        19,730
  Accounts receivable, net of allowance for doubtful
    accounts of approximately $59 in 2002 and $98 in 2001...      3,654           688
  Royalties receivable -- Paradise Shoe Company LLC.........        515           856
  Inventories...............................................     40,230        24,603
  Prepaid income taxes......................................         --         5,619
  Deferred income taxes.....................................        582         1,474
  Prepaid expenses and other current assets.................      6,640         5,046
                                                               --------      --------
         Total current assets...............................     82,331        69,494
Property and equipment, net.................................     25,327        18,608
Other assets:
  Goodwill, net.............................................      5,537         5,537
  Deferred financing costs, net.............................        696           910
  Royalties receivable -- Paradise Shoe Company LLC.........        251           174
  Investment in Paradise Shoe Company LLC...................        654           506
  Deferred income taxes.....................................      2,343         1,545
  Marketable securities.....................................        799           307
  Security deposits and other assets........................        575           532
                                                               --------      --------
         Total other assets.................................     10,855         9,511
                                                               --------      --------
                                                               $118,513      $ 97,613
                                                               ========      ========
                         LIABILITIES AND EQUITY (DEFICIENCY)
Current liabilities:
  Accounts payable..........................................   $ 31,905      $ 20,699
  Notes and bankers acceptances payable.....................      5,744        11,271
  Long-term debt -- current portion.........................      7,589         7,508
  Income taxes payable......................................      3,244            --
  Loans payable -- shareholders.............................         59        12,271
  Accrued expenses and other current liabilities............     10,216         9,363
                                                               --------      --------
         Total current liabilities..........................     58,757        61,112
Long-term debt..............................................     16,427        23,750
Deferred rent...............................................      1,452           928
Deferred compensation.......................................        799           307
Subordinated notes payable -- shareholders..................     26,114        25,233
Minority interests in subsidiaries..........................         17           169
Commitments and contingencies
Equity (deficiency):
  Class A Voting Common Stock -- $.0001 par value:
    Authorized -- 40,000,000 shares
    Issued -- 29,325,000 shares.............................          3             3
  Class B Non-Voting Common Stock -- $.0001 par value:
    Authorized -- 675,000 shares
    Issued -- 675,000 shares................................         --            --
  Class C Voting Common Stock -- $.0001 par value:
    Authorized -- 6,200,000 shares
    Issued and outstanding -- 5,948,067 shares..............          1             1
  Additional paid-in capital................................     29,714        29,714
  Retained earnings and members' interests..................     85,430        56,597
                                                               --------      --------
                                                                115,148        86,315
  Less: Treasury stock, at cost.............................    100,201       100,201
                                                               --------      --------
         Total equity (deficiency)..........................     14,947       (13,886)
                                                               --------      --------
                                                               $118,513      $ 97,613
                                                               ========      ========

                            See accompanying notes.

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                   UNAUDITED
              FOR THE NINE MONTHS ENDED DECEMBER 31, 2002 AND 2001

                                                                  2002           2001
                                                              ------------   ------------
                                                              ($ IN THOUSANDS, EXCEPT PER
                                                                    SHARE AMOUNTS)
Net sales:
  Wholesale.................................................  $   140,900    $   123,399
  Retail....................................................       84,554         68,704
                                                              -----------    -----------
          Total net sales...................................      225,454        192,103
Cost of goods sold..........................................      110,893         92,524
                                                              -----------    -----------
Gross profit................................................      114,561         99,579
Licensing income............................................        2,732          1,682
                                                              -----------    -----------
                                                                  117,293        101,261
Operating expenses:
  Retail and restaurant.....................................       31,930         32,140
  Selling and shipping......................................       20,027         17,192
  General and administrative................................       33,607         25,283
                                                              -----------    -----------
          Total operating expenses..........................       85,564         74,615
                                                              -----------    -----------
Operating income............................................       31,729         26,646
Other expense (income):
  Interest expense, net of interest income of approximately
     $46 in 2002 and $504 in 2001...........................        4,613          5,816
  Equity in loss (income) of Paradise Shoe Company LLC......         (158)           280
  Other income..............................................         (227)           (88)
                                                              -----------    -----------
          Net other expense.................................        4,228          6,008
                                                              -----------    -----------
Income before provision for income taxes and minority
  interests in net loss of subsidiaries.....................       27,501         20,638
Provision for income taxes..................................        9,187          7,242
                                                              -----------    -----------
Income before minority interests in net loss of
  subsidiaries..............................................       18,314         13,396
Minority interests in net loss of subsidiaries..............           52             55
                                                              -----------    -----------
Net income..................................................  $    18,366    $    13,451
                                                              ===========    ===========
Net income per common share -- basic........................  $      1.08    $       .79
                                                              ===========    ===========
Net income per common share -- diluted......................  $      1.07    $       .79
                                                              ===========    ===========
Weighted-average common shares outstanding -- basic.........   16,994,476     16,994,476
                                                              ===========    ===========
Weighted-average common shares outstanding -- diluted.......   17,096,505     17,096,505
                                                              ===========    ===========

                            See accompanying notes.

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
                                   UNAUDITED
              FOR THE NINE MONTHS ENDED DECEMBER 31, 2002 AND 2001

                                                     COMMON STOCK
                              -----------------------------------------------------------
                                    CLASS A             CLASS B             CLASS C         ADDITIONAL
                              -------------------   ----------------   ------------------    PAID-IN
                                SHARES     AMOUNT   SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL
                              ----------   ------   -------   ------   ---------   ------   ----------
                                             ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Balance, April 1, 2002......  29,325,000     $3     675,000     $--    5,948,067     $1      $29,714
Net income..................          --     --          --     --            --     --           --
                              ----------     --     -------     --     ---------     --      -------
Balance, December 31,
  2002......................  29,325,000     $3     675,000     $--    5,948,067     $1      $29,714
                              ==========     ==     =======     ==     =========     ==      =======
Balance, April 1, 2001......  29,325,000     $3     675,000     $--    5,948,067     $1      $29,714
Adjustment to treasury stock
  purchase price............          --     --          --     --            --     --           --
Net income..................          --     --          --     --            --     --           --
                              ----------     --     -------     --     ---------     --      -------
Balance, December 31,
  2001......................  29,325,000     $3     675,000     $--    5,948,067     $1      $29,714
                              ==========     ==     =======     ==     =========     ==      =======

                              RETAINED
                              EARNINGS
                                 AND               TREASURY STOCK
                              MEMBERS'    ---------------------------------
                              INTERESTS     SHARES      AMOUNT      TOTAL
                              ---------   ----------   ---------   --------
                               ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Balance, April 1, 2002......   $67,064    18,953,591   $(100,201)  $ (3,419)
Net income..................    18,366            --          --     18,366
                               -------    ----------   ---------   --------
Balance, December 31,
  2002......................   $85,430    18,953,591   $(100,201)  $ 14,947
                               =======    ==========   =========   ========
Balance, April 1, 2001......   $43,146    18,953,591   $ (97,587)  $(24,723)
Adjustment to treasury stock
  purchase price............        --            --      (2,614)    (2,614)
Net income..................    13,451            --          --     13,451
                               -------    ----------   ---------   --------
Balance, December 31,
  2001......................   $56,597    18,953,591   $(100,201)  $(13,886)
                               =======    ==========   =========   ========

                            See accompanying notes.

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   UNAUDITED
              FOR THE NINE MONTHS ENDED DECEMBER 31, 2002 AND 2001

                                                                2002       2001
                                                              --------   --------
                                                               ($ IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................  $ 18,366   $ 13,451
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Provision for doubtful accounts........................        14         39
     Depreciation and amortization..........................     3,105      2,830
     Interest amortization of discount on notes payable and
      deferred financing costs..............................       238        238
     Accrued interest on subordinated notes
      payable -- shareholders...............................       589        584
     Deferred income taxes..................................      (717)       (47)
     Deferred rent..........................................       366        299
     Equity in loss (income) of Paradise Shoe Company LLC...      (158)       280
     Losses (gains) on marketable securities................       156        (14)
     Minority interests in net loss of subsidiaries.........       (52)       (55)
     Gain on purchase of minority interest..................       (37)        --
     Change in assets and liabilities:
       Due from factor......................................    17,142     18,797
       Accounts receivable..................................      (615)     6,246
       Royalties receivable -- Paradise Shoe Company LLC....       143       (446)
       Inventories..........................................   (15,559)    (2,225)
       Prepaid income taxes.................................     1,835     (5,619)
       Prepaid expenses and other current assets............    (1,128)     1,188
       Security deposits and other assets...................        19       (193)
       Accounts payable.....................................    12,550      3,957
       Income taxes payable.................................     3,206    (11,193)
       Accrued expenses and other current liabilities.......       121       (995)
       Deferred compensation................................       181        307
                                                              --------   --------
          Net cash provided by operating activities.........    39,765     27,429
                                                              --------   --------
Cash flows from investing activities:
  Purchases of property and equipment.......................    (9,734)    (5,342)
  Purchase of marketable securities.........................      (337)      (298)
  Purchase of minority interest.............................       (31)        --
  Sales of marketable securities............................        --          5
  Investment in Paradise Shoe Company LLC...................        --       (250)
                                                              --------   --------
          Net cash used in investing activities.............   (10,102)    (5,885)
                                                              --------   --------
Totals carried forward......................................  $ 29,663   $ 21,544
                                                              --------   --------

                            See accompanying notes.

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONCLUDED)
                                   UNAUDITED
              FOR THE NINE MONTHS ENDED DECEMBER 31, 2002 AND 2001

                                                                2002       2001
                                                              --------   --------
                                                               ($ IN THOUSANDS)
Totals brought forward......................................  $ 29,663   $ 21,544
Cash flows from financing activities:
  Proceeds from restricted cash equivalent..................     8,197      6,967
  Repayments of notes and acceptances payable, net..........   (17,518)   (18,655)
  Repayments of long-term debt..............................    (5,670)    (5,696)
  Repayments of loans payable -- shareholders, net..........   (10,045)    (6,922)
                                                              --------   --------
          Net cash used in financing activities.............   (25,036)   (24,306)
                                                              --------   --------
Net increase (decrease) in cash and cash equivalents........     4,627     (2,762)
Cash and cash equivalents, beginning of year................     2,620      6,093
                                                              --------   --------
Cash and cash equivalents, end of period....................  $  7,247   $  3,331
                                                              ========   ========
                SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
  Interest..................................................  $  3,207   $  3,949
  Income taxes..............................................  $  4,931   $ 24,443

      SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

       In 2002, the Company incurred long-term debt of $310 in connection with the acquisition of capitalized equipment.

       In 2001, in connection with an adjustment to the purchase price of treasury stock, the Company issued loans payable to several shareholders totalling $2,615.

                            See accompanying notes.

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   UNAUDITED
              FOR THE NINE MONTHS ENDED DECEMBER 31, 2002 AND 2001
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 1 -- BASIS OF PRESENTATION

       The accompanying unaudited, consolidated financial statements were prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and note disclosures normally included in audited financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. In the opinion of management, all adjustments consisting of normal, recurring adjustments necessary for a fair presentation of (a) the results of operations for the nine months ended December 31, 2002 and 2001, (b) the financial position at December 31, 2002 and 2001 and (c) cash flows for the nine months ended December 31, 2002 and 2001, have been made. The results of operations for the nine months ended December 31, 2002 and 2001 are not necessarily indicative of those to be expected for the entire year.

       The accompanying consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and notes of the Company for the fiscal year ended March 31, 2002. Any material facts that have changed from those footnotes are discussed herein, or are a normal result of transactions during the interim period.

NOTE 2 -- ACCOUNTING POLICIES

       The summary of the Company's significant accounting polices in its audited consolidated financial statements for the fiscal year ended March 31, 2002 describes its accounting policies. Except as noted below, accounting policies are the same as the fiscal year ended March 31, 2002.

NOTE 3 -- RECENT ACCOUNTING PRONOUNCEMENTS

       In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the entity either settles the obligation for the amount recorded or incurs a gain or loss. SFAS 143 is effective for fiscal years beginning after June 15, 2002. Management believes that the adoption of this statement will not have a material effect on the Company's future results of operations.

       In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"), and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business." The FASB issued SFAS 144 to establish a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale. SFAS 144 broadens the presentation of discontinued operations in the income statement to include a component of an entity (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. SFAS 144 also requires that discontinued operations be measured at the lower of the carrying amount or fair value less cost to sell. The Company adopted SFAS 144 on April 1, 2002. The provisions of this statement for assets held for sale or other disposal generally are required to be applied prospectively after the adoption date to newly initiated disposal activities and, therefore, will depend on future actions initiated by management. As a result, the Company cannot determine the

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

                                   UNAUDITED
              FOR THE NINE MONTHS ENDED DECEMBER 31, 2002 AND 2001
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

potential effects that adoption of SFAS 144 will have on its consolidated financial statements with respect to future disposal decisions, if any.

       In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"), which is effective for exit or disposal activities that are initiated after December 31, 2002, with earlier application encouraged. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of SFAS 146 are to be applied prospectively from the date of adoption. The Company has not yet assessed any potential impact the issuance of this standard may have on its financial position or future results of operations.

NOTE 4 -- NET INCOME PER SHARE

       In accordance with SFAS No. 128, "Earnings Per Share," basic and diluted income per common share has been computed using the weighted-average number of shares of common stock outstanding during the period. Potentially dilutive securities outstanding at December 31, 2002 and 2001 which convert to common share equivalents consist of common stock warrants to purchase 102,222 shares of the Company's Class C Common Stock.

NOTE 5 -- SEGMENTS

       The Company's business segments are wholesale and retail and restaurant operations. The wholesale operations consist of the importing of men's and women's sportswear sold primarily to retail stores throughout the United States. The retail and restaurant operations consist of retail clothing and restaurants that sell products by and promote the "Tommy Bahama" brand name in the United States.

       The accounting policies of the segments are consistent with those described in our audited consolidated financial statements for the fiscal year ended March 31, 2002. All intercompany revenue and profits or losses are eliminated in consolidation. We evaluate each segment based upon earnings before interest and income taxes. Effective April 1, 2002, the Company began allocating corporate overhead expenses to

                 VIEWPOINT INTERNATIONAL, INC. AND SUBSIDIARIES

                                   UNAUDITED
              FOR THE NINE MONTHS ENDED DECEMBER 31, 2002 AND 2001
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

each segment based upon each segment's usage of corporate resources. The amount allocated to the retail and restaurant segment for the nine months ended December 31, 2002 was $3,536.

                                                 RETAIL AND
                                     WHOLESALE   RESTAURANT   ELIMINATIONS    TOTAL
                                     ---------   ----------   ------------   --------
December 31, 2002:
  Net sales........................  $169,616     $84,554       $(28,716)    $225,454
  Depreciation and amortization....  $  1,029     $ 2,076       $     --     $  3,105
  Earnings before interest and
     income taxes..................  $ 28,060     $ 3,720       $    225     $ 32,005
  Total assets.....................  $100,177     $66,449       $(48,113)    $118,513
  Purchases of property and
     equipment.....................  $  4,122     $ 5,612       $     --     $  9,734
December 31, 2001:
  Net sales........................  $144,815     $68,704       $(21,416)    $192,103
  Depreciation and amortization....  $    788     $ 2,042       $     --     $  2,830
  Earnings before interest and
     income taxes..................  $ 23,591     $ 3,017       $   (260)    $ 26,348
  Total assets.....................  $ 84,372     $55,475       $(42,234)    $ 97,613
  Purchases of property and
     equipment.....................  $  1,531     $ 3,811       $     --     $  5,342

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         OXFORD INDUSTRIES, INC.

                                         By:  /s/ Ben B. Blount, Jr.
                                              ----------------------------------
                                              Ben B. Blount, Jr.
                                              Executive Vice President and
                                              Chief Financial Officer

Date: April 28, 2003